Exhibit 99.3

WNS (HOLDINGS) LIMITED

PROXY STATEMENT

ANNUAL GENERAL MEETING

To be held on October 30, 2025

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board” or the “Board of Directors”) of WNS (Holdings) Limited, a company incorporated in Jersey, Channel Islands (the “Company” or “WNS”), of proxies for voting at the Company’s Annual General Meeting of Shareholders (the “Annual General Meeting”) to be held on Thursday, October 30, 2025 at 11.00 a.m. GMT at 22 Grenville Street, St Helier, Jersey JE4 8PX, Channel Islands or any adjournments thereof, for the purposes summarized in the accompanying Notice of Annual General Meeting and described in more detail in this Proxy Statement.

Shareholders Entitled to Notice of and to Vote at the Annual General Meeting

Subject to the below, the Board has fixed the close of business on September 29, 2025 as the date for determining those holders of ordinary shares (collectively, the “Shareholders”) who will be entitled to notice of and to attend and vote at the Annual General Meeting. Copies of the Notice of Annual General Meeting, this Proxy Statement, the accompanying Form of Proxy to appoint a proxy or proxies, and the notice of availability of the Company’s annual report on Form 10-K for the financial year ended March 31, 2025 (the “Annual Report”) will be distributed to Shareholders on or about October 03, 2025. Shareholders are advised to read this Proxy Statement carefully prior to returning their Form of Proxy.

IMPORTANT NOTE: reference is made in this proxy statement to the proposed acquisition by Capgemini S.E. (or its nominee(s)) of the entire issued and to be issued share capital of the Company to be implemented by means of a scheme of arrangement between the Company and its members pursuant to Articles 125 and 126 of the Companies (Jersey) Law 1991 (the “Acquisition”).

If the Acquisition completes at any time on or prior to 11.00 a.m. GMT on October 30, 2025:

a.

the record date for determining those Shareholders who will be entitled to attend and vote at the Annual General Meeting will automatically change to 11.00 a.m. GMT on October 30, 2025 (so that the only member of the Company entitled to attend and vote at that meeting will be Capgemini S.E. (or its nominee(s)); and

b.	at the direction of Capgemini S.E., the Annual General Meeting will be cancelled.

A Shareholder is a person whose name appears on our Register of Members as a holder of our ordinary shares.

At the close of business on June 30, 2025, there were 42,893,906 ordinary shares issued and outstanding.

Quorum

No business may be transacted at any general meeting unless a quorum of Shareholders entitled to vote at the meeting is present. Pursuant to the Articles of Association of the Company, the quorum for the holding of general meetings is not less than two Shareholders present in person or by proxy holding ordinary shares conferring not less than one-third of the total voting rights. If a quorum is not present, the Annual General Meeting will be adjourned to 11:00 a.m. GMT on November 06, 2025 at 22 Grenville Street, St Helier, Jersey JE4 8PX, Channel Islands.

Proxies

To be valid, the instrument appointing a proxy or proxies, and any power of attorney or other authority (e.g. board minutes) under which it is signed (or a notarially certified copy of any such power or authority), must be deposited at our registered office at 22, Grenville Street, St Helier, Jersey JE4 8PX, Channel Islands (Attn: Mourant Governance Services (Jersey) Limited) not less than 48 hours before the time appointed for the holding of the Annual General Meeting or any adjournment thereof or for the taking of a poll at which the proxy proposes to vote. Shareholders may appoint the Chairman of the Annual General Meeting as their proxy.

A Shareholder may appoint more than one person to act as his proxy and each such person shall act as proxy for the Shareholder for the number of ordinary shares specified in the instrument appointing the person as proxy. If a Shareholder appoints more than one person to act as his proxy, each instrument appointing a proxy shall specify the number of ordinary shares held by the Shareholder for which the relevant person is appointed his proxy. Each duly appointed proxy has the same rights as the Shareholder by whom he was appointed to speak at a meeting and vote at a meeting in respect of the number of ordinary shares held by the Shareholder for which he was appointed as proxy.

A proxy may be revoked by: (i) giving the Company notice in writing deposited at our registered office at 22, Grenville Street, St Helier, Jersey JE4 8PX, Channel Islands (Attn: Mourant Governance Services (Jersey) Limited) before the commencement of the Annual General Meeting or any adjournment thereof or for the taking of a poll at which the proxy proposes to vote; (ii) depositing a new Form of Proxy with the Company Secretary before the commencement of the Annual General Meeting or any adjournment thereof or for the taking of a poll at which the proxy proposes to vote (although it should be noted that the new form of proxy will only be a valid proxy, as opposed to being capable of revoking an earlier Form of Proxy, if deposited not less than 48 hours before the time appointed for the Annual General Meeting or any adjournment thereof or for the taking of a poll at which the proxy proposes to vote); or (iii) attending in person and voting on a poll. No instrument appointing a proxy shall be revoked by the appointing Shareholder attending and participating in a meeting, unless the appointing Shareholder votes on a poll at the meeting in respect of the ordinary shares for which the relevant proxy is appointed his proxy.

A body corporate which is a Shareholder entitled to attend and vote at the Annual General Meeting may authorize a person to act as its representative at the Annual General Meeting in respect of all or a particular number of the shares held by the Shareholder. A body corporate which is a Shareholder may appoint more than one person to act as its representative. If a body corporate which is a Shareholder appoints more than one person to act as its representative, each resolution (and each instrument of appointment) shall specify the number of shares held by the Shareholder for which the relevant person is appointed as its representative. For the avoidance of doubt, a body corporate which is a Shareholder may appoint (in addition to the representatives (if any) appointed by it) any number of persons to act as its proxy at the Annual General Meeting in respect of all or a particular number of the shares held by the Shareholder. A person duly authorized to act as a representative of a body corporate which is a Shareholder shall be entitled to exercise on behalf of the Shareholder the same powers (in respect of the number of shares held by the Shareholder for which the relevant person is appointed as its representative) as the Shareholder could exercise. If a Shareholder which is a body corporate appoints more than one representative (but subject to the voting instructions (if any) given by the Shareholder), no representative is required to cast all the votes used by him in respect of any resolution in the same way as any other representative or any proxy appointed by the Shareholder.

Voting

On a show of hands, every Shareholder present in person or by proxy shall have one vote and, on a poll, every Shareholder present in person or by proxy shall have one vote for each ordinary share held or represented. On a poll, a Shareholder entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way. A resolution put to the vote of Shareholders at the Annual General Meeting will be decided on a show of hands unless a poll is demanded by the Chairman of the Annual General Meeting or a Shareholder present in person or by proxy and entitled to vote at the Annual General Meeting. In the case of joint holders only one of them may vote and in the absence of election as to who is to vote, the vote of the holder whose name appears first in order in the Register of Members, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders.

Ordinary shares represented by a duly executed instrument appointing a proxy or proxies that is deposited with the Company at our registered office at 22 Grenville Street, St Helier, Jersey JE4 8PX, Channel Islands (Attn: Mourant Governance Services (Jersey) Limited) at least 48 hours before the time appointed for the Annual General Meeting will be voted at the Annual General Meeting in accordance with Shareholders’ instructions contained in the instrument.

Resolutions 1 to 8 are proposed as ordinary resolutions. On a show of hands, each of the ordinary resolutions to be proposed at the Annual General Meeting will be duly passed by the affirmative vote of a simple majority of Shareholders present in person or by proxy and voting at the Annual General Meeting. If a poll is demanded in the manner described above, each of the ordinary resolution(s) to be proposed at the Annual General Meeting for which voting by poll is demanded will be duly passed by the affirmative vote of a simple majority of votes cast at the Annual General Meeting for each ordinary share held or represented, with each Shareholder present in person or by proxy having one vote for each ordinary share held or represented. In the event of an equality of votes, whether upon a show of hands or on a poll, the Chairman of the Annual General Meeting shall not be entitled to a second or casting vote.

General Information

The entire cost of the solicitation of proxies for the Annual General Meeting will be borne by WNS.

In this Proxy Statement, references to “$” or “US$” mean United States dollars, the legal currency of the United States.

References to “we”, “our” and “us” refer to WNS (Holdings) Limited and its subsidiaries.

SUMMARY OF PROPOSALS

Shareholders will be requested to vote on the following proposals at the Annual General Meeting:

1.	Adoption of the audited annual accounts of the Company for the financial year ended March 31, 2025, together with the auditors’ report.

2.	Re-appointment of Grant Thornton Bharat LLP as the auditors of the Company.

3.	Approval of auditors’ remuneration for the financial year ending March 31, 2026.

4.

Re-election of Class III Director Ms. Françoise Gri until the earlier of May 5, 2026 or cessation of her directorship consequent to any changes in Company’ s Board of Directors at or following the completion of the Acquisition.

5.	Re-election of Class I Director Mr. Mario Vitale.

6.	Re-election of Class I Director Mr. Timothy Main.

7.	Re-election of Class I Director Ms. Lan Tu.

8.	Approval of Directors’ remuneration for their services to be rendered during the period of their directorship .

PROPOSAL NO. 1

THAT the audited accounts of the Company for the financial year ended March 31, 2025, including the report of the auditors, be and hereby are adopted.

A company’s auditors are required by the Companies (Jersey) Law 1991 (the “Companies Law”) to make a report to the company’s shareholders on the accounts examined by them. The auditors’ report must state whether in their opinion the accounts have been properly prepared in accordance with the law and in particular whether either a true and fair view is given or the accounts are presented fairly in all material respects.

The Company’s financial statements included in the Annual Report have been prepared in conformity with the US GAAP and are accompanied by the auditors’ report from Grant Thornton Bharat LLP (which is set out as Appendix A to this Proxy Statement). Shareholders are requested to adopt the audited accounts of the Company for the year ended March 31, 2025, together with the auditors’ report (as set out in Appendix A to this Proxy Statement).

The Board recommends a vote “FOR” the adoption of the audited accounts of the Company for the financial year ended March 31, 2025, together with the auditors’ report.

PROPOSAL NO. 2

THAT Grant Thornton Bharat LLP be and hereby is re-appointed as the Company’s independent auditors in respect of the financial year ending March 31, 2026 to hold office until the next annual general meeting of the Company to be held in respect of the financial year ending March 31, 2026.

A public company incorporated under the Companies Law is required by the Companies Law at each annual general meeting to obtain shareholders’ approval to appoint an auditor to hold office from the conclusion of that meeting to the conclusion of the next annual general meeting. Grant Thornton Bharat LLP will hold such office until the next annual general meeting of the Company to be held in respect of the financial year ending March 31, 2026.

Shareholders are requested to approve the re-appointment of Grant Thornton Bharat LLP as the Company’s auditors in respect of the financial year ending March 31, 2026 to hold office until the next annual general meeting of the Company to be held in respect of the financial year ending March 31, 2026.

The Board, upon the recommendation of the Audit Committee of the Board, recommends a vote “FOR” re-appointment as the Company’s independent auditors in respect of the financial year ending March 31, 2026 to hold office until the next annual general meeting of the Company to be held in respect of the financial year ending March 31, 2026.

PROPOSAL NO. 3

THAT:

(a)	a sum of US$ $559,000/- (inclusive of customary out of pocket expenses and exclusive of taxes); and

(b)

a further sum in an amount to be determined by the Board of Directors or a committee thereof, provided that such amount will be reported in the Company’s audited financial statements for the year ending March 31, 2026.

be and hereby are approved as being available for the payment of remuneration of the Auditor for the period of their appointment for the audit services to be rendered in respect of the Company’s financial statements for the financial year ending March 31, 2026 and that the Board of Directors or a committee thereof is authorized to determine the remuneration payable from time to time to the auditors during this period in accordance with this approval.

Under the Articles of Association of the Company, the business of a general meeting includes fixing the remuneration of the auditors. The precise amount of fees to be charged by the auditors for audit services to be rendered in respect of the financial year ending March 31, 2026 for the period of their appointment is not known. Consequently, the approval of the Shareholders in the Annual General Meeting is sought for the following to be available for payment of remuneration to the auditors for the period of their appointment for their respective audit services in respect of the Company’s financial statements to be rendered during the financial year ending March 31, 2026:

(a)	a sum of US$ 5,59,000 (inclusive of customary out of pocket expenses and exclusive of taxes); and

(b)

a further sum in an amount to be determined by the Board of Directors or a committee thereof, provided that such amount will be reported in the Company’s audited financial statements for the year ending March 31, 2026.

The precise amount to be paid to the auditors for audit services will be determined by the Board or a committee thereof. The amount of fees that will be approved by the Board of Directors or a committee thereof, pursuant to the approval of Shareholders being granted herein (if this proposal is adopted), taking into consideration the number and location of the Company’s worldwide subsidiaries. The amount of fees may be higher than US$ 5,59,000 to the extent any additional subsidiary is incorporated or any additional assignment is awarded in the financial year ending March 31, 2026, will be approved by the Board or a committee thereof and will be disclosed to Shareholders in the annual report for the financial year ending March 31, 2026.

The Board, upon the recommendation of the Audit Committee of the Board, recommends a vote “FOR” the fixing of the auditors’ remuneration for the audit services to be rendered in respect of the financial year ending March 31, 2026.

PROPOSAL NO. 4

THAT Ms. Francoise Gri be and hereby is re-elected to hold office as a Class III Director until the earlier of: (i) May 05, 2026; or (ii) cessation of her directorship consequent to any changes in Company’ s Board of Directors at or following the completion of the Acquisition.

Ms. Françoise Gri was appointed as a Non-Executive Director of the Company effective May 06, 2015 and was designated as Class III Director. Upon the expiry of her nine-year term as per Company’s Corporate Governance on May 05, 2024, she was continued as Director for an additional term of 1 year up to May 05, 2025 which was also approved by the shareholders in last annual general meeting.

At its meeting held on April 23, 2025, the Board extended Ms. Gri’s term as Class III Director of the Company for an additional period of one (1) year until May 5, 2026. Her re-appointment was subject to re-election at the Annual General Meeting of the Company. She is currently serving as the Chairperson for the NCG & ESG Committee and a member of Compensation Committee.

The Board believes that the extension of Ms. Gri’s term as a director is in the interest of the Company and its shareholders.

The Board has recommended that Ms. Gri be appointed as a Non-Executive Director and the Chair of the NCG & ESG Committee until the earlier of: (i) May 05, 2026; or (ii) cessation of her directorship consequent to any changes in Company’ s Board of Directors at or following the completion of the Acquisition.

The biography of Ms. Françoise Gri and a complete listing of all our Directors are provided in this Proxy Statement. During the financial year ending March 31, 2025, Ms. Françoise Gri attended seven (7) meetings out of the eight (8) meetings of the Board of Directors and its committees.

The Board recommends a vote “FOR” the re-election of Ms. Françoise Gri to the Board of Directors until the earlier of: May 05, 2026; or (ii) cessation of her directorship consequent to any changes in Company’ s Board of Directors at or following the completion of the Acquisition.

PROPOSAL NO. 5

THAT Mr. Mario Vitale be and hereby is re-elected to hold office as a Class I Director from the date of the Annual General Meeting until the earlier of: (i) the completion of the term of his appointment as per the provisions of the articles of association of the Company in relation to retirement by rotation; or (ii) cessation of his directorship consequent to any changes in Company’ s Board of Directors at or following completion of the Acquisition.

Mr. Mario Vitale is currently a Class I Director of the Company. The period of office of a Class I Director expires at the Annual General Meeting. Accordingly, it is proposed that Mr. Mario Vitale be re-elected as a Class I Director from the date of the Annual General Meeting until the earlier of: (i) the completion of the term of his appointment as per the provisions of the articles of association of the Company in relation to retirement by rotation; or (ii) cessation of his directorship consequent to any changes in Company’ s Board of Directors at or following completion of the Acquisition

The biography of Mr. Mario Vitale and a complete listing of all our Directors are provided in this Proxy Statement. During the financial year ending March 31, 2025, Mr. Mario Vitale attended all the meetings of the Board of Directors and 9 meetings (out of 10) of Audit Committee.

The Board recommends a vote “FOR” the re-election of Mr. Mario Vitale to the Board of Directors until the earlier of: (i) the completion of the term of his appointment as per the provisions of the articles of association of the Company in relation to retirement by rotation; or (ii) cessation of his directorship consequent to any changes in Company’ s Board of Directors at or following completion of the Acquisition.

PROPOSAL NO. 6

THAT Mr. Timothy Main be and hereby is re-elected to hold office as a Class I Director from the date of the Annual General Meeting until the earlier of: (i) the completion of the term of his appointment as per the provisions of the articles of association of the Company in relation to retirement by rotation; or (ii) cessation of his directorship consequent to any changes in Company’ s Board of Directors at or following completion of the Acquisition.

Mr. Timothy Main is currently a Class I Director of the Company. The period of office of a Class I Director expires at the Annual General Meeting. Accordingly, it is proposed that Mr. Timothy Main be re-elected as a Class I Director from the date of the Annual General Meeting until the earlier of: (i) the completion of the term of his appointment as per the provisions of the articles of association of the Company in relation to retirement by rotation; or (ii) cessation of his directorship consequent to any changes in Company’ s Board of Directors at or following completion of the Acquisition.

The biography of Mr. Timothy Main and a complete listing of all our Directors are provided in this Proxy Statement. During the financial year ending March 31, 2025, Mr. Main attended seven (7) meetings out of the eight (8) meetings of the Board of Directors and three (3) meetings out of four (4) meetings of NCG &ESG and Compensation Committees.

The Board recommends a vote “FOR” the re-election of Mr. Main to the Board of Directors until the earlier of: (i) the completion of the term of his appointment as per the provisions of the articles of association of the Company in relation to retirement by rotation; or (ii) cessation of his directorship consequent to any changes in Company’ s Board of Directors at or following completion of the Acquisition.

PROPOSAL NO. 7

THAT Ms. Lan Tu be and hereby is re-elected to hold office as a Class I Director from the date of the Annual General Meeting until the earlier of: (i) the completion of the term of her appointment as per the provisions of the articles of association of the Company in relation to retirement by rotation; or (ii) cessation of her directorship consequent to any changes in Company’ s Board of Directors at or following completion of the Acquisition.

Ms. Lan Tu is currently a Class I Director of the Company. The period of office of a Class I Director expires at the Annual General Meeting. Accordingly, it is proposed that Ms. Lan Tu be re-elected as a Class I Director until the earlier of: (i) the completion of the term of her appointment as per the provisions of the articles of association of the Company in relation to retirement by rotation; or (ii) cessation of her directorship consequent to any changes in Company’ s Board of Directors at or following completion of the Acquisition.

The biography of Ms. Lan Tu and a complete listing of all our Directors are provided in this Proxy Statement. During the financial year ending March 31, 2025, Ms. Lan Tu attended all the meetings of the Board of Directors and its Committees.

The Board recommends a vote “FOR” the re-election of Ms. Lan Tu to the Board of Directors until the earlier of: (i) the completion of the term of her appointment as per the provisions of the articles of association of the Company in relation to retirement by rotation; or (ii) cessation of her directorship consequent to any changes in Company’ s Board of Directors at or following completion of the Acquisition.

SPECIAL BUSINESS

PROPOSAL NO. 8

THAT an aggregate sum of US$ 6 (six) million be and is hereby approved as being available for the payment of remuneration and other benefits (excluding any charges incurred in connection with exercising issued and outstanding awards) to the Directors of the Company during the period of their directorship, to be applied, as the Directors may decide in their discretion, for the period from the Annual General Meeting until the earlier of: (i) the next annual general meeting of the Company; or (ii) any changes in the terms of Directors remuneration post completion of Acquisition.

In accordance with Article 102 of the Articles of Association of the Company, the Company is requesting Shareholders’ approval for an aggregate sum of US$ 6 million to be available for the payment of remuneration and other benefits (excluding any charges incurred in connection with exercising issued and outstanding awards) to the Directors of the Company.

The aggregate sum of remuneration and other benefits (excluding any charges incurred in connection with exercising issued and outstanding awards and any costs related to the grant of Awards pursuant to the Plan) paid to the Directors for their services rendered during the financial year ended March 31, 2025 was US$ 3.54 million.

Our Directors were granted 3,26,744 restricted share units (“RSUs”) during the financial year ended March 31, 2025.

The Board recommends a vote “FOR” the approval of a maximum sum of US$ 6 (SIX) million to be available for the payment of remuneration and other benefits (excluding any charges incurred in connection with exercising issued and outstanding awards) to the Directors of the Company during the period of their directorship to be made during the period from the Annual General Meeting until the earlier of: (i) the next annual general meeting of the Company; or (ii) any changes in the terms of Directors remuneration post completion of Acquisition.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual General Meeting, and so far as is known to the Board, no matters will be brought before the Annual General Meeting except as is specified in this Proxy Statement. As to any business that may properly come before the Annual General Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of those persons voting such proxies.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission (the “Commission” or the “SEC”) allows the Company to “incorporate by reference” into this Proxy Statement the information in documents the Company files with or submits to the SEC. This means that the Company can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in the Company’s affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this Proxy Statement and should be read with the same care. When the Company updates the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this Proxy Statement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this Proxy Statement and information incorporated by reference into this Proxy Statement, you should rely on the information contained in the document that was filed later. The Company incorporates by reference the documents listed below and any future filings or submissions that it makes with the Commission (except for our future submissions on Form 8-K which will only be incorporated by reference into this document if it states in such submissions that they are being incorporated by reference into this Proxy Statement) after the date of this Proxy Statement and before the date of the Annual General Meeting:

1.	The Company’s annual report on Form 10-K (File No. 001-32945) for the fiscal year ended March 31, 2025 filed with the Commission on May 13, 2025;

The Company will provide, without charge, at the written or oral request of anyone, including any beneficial owner, to whom this Proxy Statement is delivered, copies of the documents incorporated by reference in this Proxy Statement, other than exhibits to those documents which are not specifically incorporated by reference. Requests should be directed to: WNS (Holdings) Limited, Plant 10, Gate 4, Godrej & Boyce Complex, Pirojshanagar, Vikhroli (W), Mumbai 400 079, India, Attention: Gopi Krishnan.

The Company’s filings with the Commission are available to the public over the Internet at the Commission’s website at http://www.sec.gov. You also may read and copy any document that the Company files with the Commission at the Commission’s public reference room in Washington, D.C. Please call the Commission at 1-800-732-0330 for further information about the public reference room.

Directors, Executive Officers and Corporate Governance

Directors and Executive Officers

Our Board of Directors consists of ten directors. The following table sets forth the name, age (as at June 30, 2025) and position of each of our directors and executive officers as at the date hereof.

Name	Age
Directors
Timothy L. Main (1)(2)	67	Non-Executive Chairman
Jason Liberty (3)	50	Director
Keshav R. Murugesh	61	Director and Group Chief Executive Officer
Françoise Gri (1)(4)	67	Director
Keith Haviland* (1)(2)	66	Director
Mario P. Vitale (5)	69	Director
Lan Tu(2)(6)	58	Director
Diane de Saint Victor(1)(2)	70	Director
Judy Marlinski(5)	62	Director
Sylvie Ouziel**(5)	55	Director
Executive Officers
Keshav R. Murugesh	61	Group Chief Executive Officer
Arijit Sen	47	Group Chief Financial Officer
Swaminathan Rajamani	49	Chief People Officer
Anil Chintapalli	53	EVP & Head of Strategic Growth Initiatives

Notes:

(1)	Member of our Compensation Committee.

(2)	Member of our NCG & ESG Committee.

(3)	Chairman of our Audit Committee.

(4)	Chairperson of our NCG & ESG Committee.

(5)	Member of our Audit Committee.

(6)	Chairperson of our Compensation Committee.

*	Ceased to be a member of our Audit Committee and appointed as a member of our Compensation Committee and NCG & ESG Committee effective from April 1, 2025.

**	Appointed as Director and member of our Audit Committee effective from April 1, 2025.

Summarized below is relevant biographical information covering at least the past five years for each of our directors and executive officers.

Directors

Timothy L. Main was appointed to the WNS Board of Directors in June 2021 and he also serves on the Compensation and NCG & ESG Committees. In September 2021, he was appointed as the Non-Executive Chairman of the Board. He serves on the Board of Quest Diagnostics as a Director, Chair of the Cybersecurity Committee and a member of the Audit & Finance and Governance committees. He also serves on the Board of Utopic Software. Most recently, he was a Trustee at Shorecrest Preparatory School. Tim started his career as a commercial lender for National Bank of Detroit, a major U.S. regional bank where he spent five years, finishing as an AVP in the International Division prior to joining Jabil in 1987. He also has significant experience in the B2B services/outsourcing industry, including more than 25 years at Jabil, a leading provider of manufacturing services with a global operational footprint. He was the Non-Executive Chairman of the Board and a Member of the Cyber Committee at Jabil Inc. During his tenure as Chief Executive Officer of Jabil, he led the company’s transformation and expansion through organic growth and strategic acquisitions. Timothy comes with rich experience and a distinguished track record in international operations, corporate governance, vision and strategy, technology-led growth, cybersecurity and data privacy. He also has significant experience overseeing and managing sustainability practices and initiatives in his various leadership roles. He holds degrees from both Michigan University and the Thunderbird School of Global Management. His business address is 515 Madison Avenue, 8th Floor, New York, NY 10022.

Françoise Gri was appointed to our Board of Directors in May 2015 and currently serves as Chairperson of the NCG & ESG committee, and a Member of the Compensation Committee. She brings over 33 years of international business experience and information and technology industry experience and has significant experience in overseeing and managing sustainability practices and initiatives at the Board level of various companies she serves. She is a Board Member of Omnes Education (formerly INSEEC U), a private multidisciplinary higher education and research institution. Additionally, she serves as Chairperson on the Board of Maisons du Monde and as a Director of Francaise Des Jeux. Francoise has previously held Board positions at Edenred, Credit Agricole Corporate & Investment Bank and Credit Agricole, where she also chaired the Risk Committee. She also served as Chief Executive Officer of Pierre & Vacances-Center Parcs Group, a leading European local tourism provider. Earlier in her career, she was Executive Vice President for France and later for Southern Europe at Manpower, Inc., a global workforce solutions company. Before that, she spent 26 years at IBM, holding multiple executive roles, culminating in her tenure as President and Country GM for IBM France. Francoise holds a Master of Science in Computer Engineering from Ecole Nationale Superieure d’Informatique et Mathematiques Appliquees in Grenoble, France. Her business address is HYLO, 103, Bunhill Row, London EC1Y 8LZ.

Keith Haviland was appointed to the WNS Board in July 2017. He serves on the Compensation and NCG & ESG committees of the Company. He brings extensive global technology and business experience to WNS, with expertise in strategic vision, large-scale business building, executive leadership, operational execution and C-suite relationships. Keith spent 23 years at Accenture, where he was a key founder of its offshore business model and technology global delivery network, playing a pivotal role in establishing Accenture’s centers in India and other locations. He later became responsible for all client-facing technology services, including consulting, systems integration, and outsourcing. He concluded his tenure at Accenture in 2013 as Senior Managing Director of Technology Services and a Member of their Global Leadership Council. Keith is an Emmy-nominated and award-winning film producer and the founder of Haviland Digital Limited, a company dedicated to creating award-winning intelligent films, television and digital media. He also serves on the Boards of several private companies: Mission Control Productions Limited, Caravan Media Limited, 35 Yard Development Limited and Tin Goose Films Limited and is the sole Director of Spacewoman Films Limited. He is also a limited partner at Space Capital Partners GP LLC, Space Capital II LP & Space Capital III. Keith has significant experience overseeing and managing sustainability practices and initiatives at the Board level across various companies. He is a Master of Arts in Mathematics and Management Science from Gonville and Caius College, Cambridge University. Keith is also a Fellow of the British Computer Society, a Fellow of the Institution of Engineering and Technology and a Liveryman of the Worshipful Company of Information Technologists. His business address is HYLO, 103, Bunhill Row, London EC1Y 8LZ.

Mario P. Vitale was appointed to the WNS Board and Audit Committee in October 2017. He has over 43 years of experience in the insurance industry. Currently, Mario serves as the Chief Executive Officer of Resilience Cyber Insurance Solutions, a start-up of cyber insurance platform for insurance. In this role, he oversees cybersecurity and data privacy risk management, including cyber hygiene, risk transfer and claims handling for corporations across the US, Canada, the UK and Europe. He is also the CEO of Vitality Risk, LLC and the Board Chairperson of Resilience Bermuda, a wholly owned subsidiary of Resilience Cyber Insurance Solutions. Most recently, he served as a Member of the Advisory Board of Kalepa Insurance and a Director on the Board of Broad Street Partners, an insurance brokerage services company. He has also been a trustee of St. John’s University College of Insurance and a Director of Growth Source Academy, a non-profit organization. Previously, Mario was the Chief Executive Officer of Aspen Insurance, a leading specialty insurer. Before that, he served as:

•	CEO of Zurich Insurance Group’s global corporate business in North America (Oct 2006 to Mar 2011)

•	CEO of Willis North America (Jan 2000 to Oct 2006)

•	Chairman of the Board of Blue Marble, a micro-insurance company (Feb 2016 to Apr 2017)

Mario brings significant expertise in overseeing and managing sustainability practices and initiatives at the Board-level across various organizations. He holds a Bachelor of Arts in Risk Management from St. John’s University — The Peter J. Tobin College of Business. His business address is 515 Madison Avenue, 8th Floor, New York, NY 10022.

Jason Liberty was appointed to our Board of Directors in February 2020 and is currently the Chairperson of the Audit Committee. With over 27 years of experience in finance, he brings deep travel and leisure industry expertise. Jason is the Director, President and CEO of Royal Caribbean Cruises Ltd. (“Royal Caribbean”). Since joining Royal Caribbean in 2005, he has held multiple leadership roles, most recently as Executive Vice President and Chief Financial Officer. In his former role, he oversaw finance and accounting, strategy, shared service operations, technology, supply chain, port operations, legal and risk management functions. Before joining Royal Caribbean, he was a senior manager with KPMG, LLP. Jason also has extensive experience in sustainability leadership, having played a key role in Royal Caribbean’s progress towards its net-zero vision, including achieving over half of its carbon intensity reduction target, conducting successful biofuel trials across Europe and introducing the maritime industry’s first waste-to-energy system aboard a ship. He also brings significant expertise in cybersecurity, data privacy and risk management strategies. Jason holds a Master of Business Administration from the University of North Carolina at Chapel Hill, Kenan-Flagler Business School. His business address is 515 Madison Avenue, 8th Floor, New York, NY 10022.

Lan Tu was appointed to our Board in February 2022 and serves as Chairperson of our Compensation Committee and a Member of the NCG & ESG Committees. Lan is currently the senior independent Director on the Boards of Shawbrook Bank Ltd. and Shawbrook Group PLC and a Member of the Nominations, Remuneration, Risk and Audit committees. She also serves as a Non-Executive Director on the Board of PayPoint Group plc, contributing to its Nominations, Remuneration and Audit Committee. Additionally, she is the Vice-chair and Independent Lay Member (Director) on the Board of King’s College London, chairing its Remuneration, Staff and Culture Strategy Committees whilst also serving on the Audit and Risk Committee as well. Lan is also a Director at Lonsdale Road Management Company Ltd. Previously, Lan was the first Chief Executive Officer of Virgin Money Investments and was a Non-Executive Director at Arrow Global Group plc. Her prior experience includes roles such as the Chief Strategy Officer at Aberdeen plc. and 12 years at American Express in various leadership positions. She began her career at McKinsey & Company in its London office. With over 30 years of diverse business experience, Lan brings deep expertise in strategic growth, customer relationship management and experience as well as financial services. Lan holds a Master of Business Administration from Harvard Business School and a Joint Honors Bachelor of Science from King’s College London. Her business address is HYLO, 103, Bunhill Row, London EC1Y 8LZ.

Diane de Saint Victor was appointed to the WNS Board in April 2023 and also serves on the Compensation and NCG & ESG committees. She brings decades of transformative business experience to WNS, including deep expertise in ESG and digital compliance, cybersecurity and data privacy laws, M&A, international law, talent management and government relations. She has held senior-level roles across global industrial, consumer goods and financial services firms. Diane currently serves as a Board Member of C&A BV, The Global Center for Risk and Innovation (GCRI) and the Advocacy Initiative for Development (AID). Most recently, she was a Non-Executive Director on the Boards of Imperial Brands and Transocean. Prior non-executive roles for Diane include Natixis, Altan and Barclays PLC. She also served as an Executive Committee Member of ABB, a Switzerland-based technology leader in electrification and automation, where she led the global legal function as General Counsel and Corporate Secretary. Prior to ABB, Diane held executive positions at Airbus Group, SCA Hygiene, Honeywell International, General Electric and GE Healthcare. Diane played a key role in addressing climate change through her Board memberships. During her tenure at Natixis, she contributed to the bank’s climate-focused financial strategy, supporting the introduction of the Green Waiting Factor, an in-house mechanism designed to promote financing deals with affirmative climate impact. Diane holds degrees in Business Law and International Law from France Law School. Her business address is HYLO, 103, Bunhill Row, London EC1Y 8LZ.

Judy Marlinski was appointed to our Board in December 2023 and serves on our Audit Committee. She has over 36 years of experience in financial services and international markets, having held executive-level positions in investment and wealth management. Currently, she serves as the Chair of the Board of Independent Directors for Newton Investment Management, a subsidiary of BNY Mellon Investment Management in North America and the UK. Judy was the Head of Fidelity Investments Institutional Product and Advisory Solutions Group from 2020-2021. Previously, she served as President of Fidelity Institutional Asset Management (FIAM) from 2017-2020, Head of Fidelity Investments Product Solutions and Innovation from 2016-2017, and President and CEO of Fidelity International (FIL), Japan from 2011-2016. She also led diversity and inclusion initiatives for Fidelity Institutional, overseeing 3,000 associates. Judy has significant expertise in sustainability initiatives, regulatory compliance and risk management, cybersecurity and data privacy. Most recently, she completed a six-month course on global regulatory and management training, focusing on board-level governance, environmental and sustainability issues. She holds a Master of Business Administration from Boston University and a Bachelor of Science degree from Cornell University. Her business address is 515 Madison Avenue, 8th Floor, New York, NY 10022.

Sylvie Ouziel was appointed to our Board in April 2025 and serves on our Audit Committee. Sylvie brings more than 30 years of experience in building, growing, and leading technology-led global services and software companies. Sylvie is CEO and co-founder of Blue Bridge group AI, an AI-augmented system integration company, and senior business advisor to Univers. Most recently, Sylvie was the CEO of Shared Platforms for Publicis Groupe S.A., one of the world’s largest marketing groups. She was responsible for the company’s proprietary data-led AI platform (Marcel), strategic technology partnerships, and managing the more than 5,000-person global shared services group. Prior to joining Publicis, Sylvie was International President of Envision Digital (now Univers), an AI / IoT technology solutions provider focused on helping sustainability efforts for businesses and governments. Before Envision, Sylvie was with Allianz SE, the German-based global insurance leader, where she served as Global CEO of Allianz Assistance and oversaw the real-time B2B2C service-delivery for clients around the world. Prior to this role, Sylvie was CEO of Allianz Managed Operations and Services with responsibility for all digital (including infrastructure and applications) and non-digital shared services. Sylvie also spent 20 years at Accenture driving client transformation, most recently as Global Chief Operating Officer of Management Consulting. She is an experienced public and private company Board member having worked with firms across geographies and industries. Ms. Sylvie holds an Economic Engineering degree from the Ecole Centrale de Paris. She has also an executive MBA degree from the Northwestern University Accenture-Sponsored program, Kellogg Business School. The business address of Ms. Sylvie is HYLO, 23rd floor, 103-105 Bunhill Row, Old Street, ECY1Y 8LZ.

Keshav Murugesh serves as Group Chief Executive Officer and Member of the Board of Directors of WNS. Keshav is responsible for executing the business strategy and directing the overall performance and growth of the organization. He is the Chairman of The Confederation of Indian Industry (CII) UK India Business Forum (IBF). He has been closely associated with NASSCOM, the apex industry body for Indian IT and Business Process Management (BPM) companies, in various capacities — Chairperson of NASSCOM (2019-20), Chairperson of the Business Process Management (BPM) Council (2015-17). He was also the Chairman of the NASSCOM Consumer Interest Protection Task Force. He was the Honorary Chairman of The Confederation of Indian Industry – Western India’s Education Committee (from 2017 to 2018). Until recent he was also member of the National Executive Council, NASSCOM. Keshav is an active Wall Street Journal (WSJ) CEO Council and G100 member. He is a Member of the Board of WNS Cares Foundation (WCF), which focuses on the education and empowerment of lesser-privileged children in WNS locations globally.

Prior to WNS, he held several leadership positions in global companies, including President and CEO of Syntel Inc. and ITC Ltd. (an affiliate of BAT Plc). Keshav is a social evangelist who introduced the first-ever Cyber Crime educational series for the Mumbai Police through WNS and NASSCOM. He also has significant experience in overseeing and managing sustainability practices and initiatives. He is the Co-chief mentor and Non-executive member of Project Management Committee of Kalpataru Center of Entrepreneurship (CoE), on the “Industry 4.0” domain which was established under the guidance of Software Technology Parks of India (STPI) to promote innovation and entrepreneurship. He was the Founder Chairman of Students in Free Enterprise (SIFE) India, now known as Enactus, a global organization involved in educational outreach projects in partnership with businesses. He is also a Charter Member of the Board of Trustees for TiE Mumbai, which is a non-profit organization focused on fostering entrepreneurship though mentoring, networking, funding and incubation and a member on advisory board of Atlas Skilltech University, a self-financed academic university.

Keshav has been recognized as a ‘Mega Icon’ by the National Geographic Channel. He was also recognized as the ‘Executive of the Year’ at the 2019 Stevie International Business Awards and as one of the ‘Most Influential Business Leaders of Asia’ by The Economic Times in 2019. He is a recipient of the CNBC-TV18 India Business Leader Award and was named CNBC Asia’s ‘India Disruptor of the Year’ in 2018. He was also honored with the Amity Global Corporate Leadership Excellence Award in 2023. He is also a recipient of the ‘Outstanding CEO’ at the Asia Pacific Entrepreneurship Awards 2015 and the prestigious Chartered Accountants Achiever Award 2013.

He holds a Bachelor of Commerce degree and is a Fellow of The Institute of Chartered Accountants of India. Keshav’s business address is HYLO, 103, Bunhill Row, London EC1Y 8LZ.

Executive Officers

Keshav R. Murugesh is our Group Chief Executive Officer. Please see “— Directors” above for Mr. Murugesh’s biographical information.

Arijit Sen serves as the Group Chief Financial Officer since July 2024. He is based in Mumbai, India and leads WNS’ global finance, information technology and procurement services functions. Prior to his appointment as the Group CFO, Arijit was the Corporate Financial Controller. During his tenure at WNS, he has managed each of the company’s corporate finance functions, including Business Finance, Financial planning and Analysis, Treasury, Tax and Controllership & also led Mergers and Acquisitions. Prior to joining WNS, Arijit worked at Accenture as a management consultant in corporate strategy and business transformation. Before that, he worked with Citibank and ABN Amro Bank in their Corporate and Retail banking functions respectively. Arijit has an MBA from The Indian Institute of Management Calcutta, India and a Bachelor’s degree from St. Stephen’s College, New Delhi, India. His business address is Gate 4, Godrej & Boyce Complex, Pirojshanagar, Vikhroli, (West), Mumbai 400079, India.

Swaminathan Rajamani (Swami) is the Chief People Officer at WNS and serves on the Board of WNS Cares Foundation. He leads WNS’ Administration function and Human Resources function and is responsible for the entire gamut of people-oriented operations. Before joining WNS, he was Vice President of Human Resources and Country Head of HR (India) for CA Technologies. Swami has held key leadership roles at Syntel, including Head of HR Operations and briefly, Global HR Head. Earlier in his career, he spent a significant tenure at GE, where he held multiple roles, including Master Black Belt – HR, Assistant Vice President and Head – Operations for HR, Customer Research and Operational Analytics, as well as roles in mergers and acquisitions. A certified Change Acceleration Coach and a keen practitioner of Six Sigma, Swami holds a Master’s degree in Social Work from the University of Madras. His business address is Gate 4, Godrej & Boyce Complex, Pirojshanagar, Vikhroli, (West), Mumbai 400079, India.

Anil Chintapalli serves as EVP & Head of Strategic Growth Initiatives since June 2024. Anil is responsible for all key enterprise wide growth initiatives of the Company as identified by the CEO. These include driving strategic sales and firm’s key client relationships, M&A, as well as geographical and vertical growth. Anil brings 30 years of Technology and Management (P&L) Experience – a sum totality of leveraging his technical expertise in ERP/SCM (SAP), and CRM (Salesforce) and vertical industry acumen as an investor and/or operator in technology firms that successfully completed NASDAQ and NYSE listings (such as CBSI, ITIG), as senior executive at leading global systems integrators (such as Capgemini), and driving transformative business outcomes at global institutions (such as Merrill Lynch, Nomura, Bear Stearns, Walt Disney Company, General Electric, Coca Cola, Intel). He has been involved with over 40 global enterprises in enabling their global technology and operations centers of excellence. He has a Bachelors (Honors) Degree in Electrical and Electronics Engineering from BITS Pilani (India), a Masters Degree in Industrial Engineering (AI, Robotics and SCM) from the University of Massachusetts (Amherst) and has authored a book on SAP published by John Wiley & Sons, Inc. His business address is 515 Madison Avenue, 8th Floor, New York, NY 10022.

Code of Ethics

We have adopted a Code of Business Ethics and Conduct that is applicable to all of our directors, senior management and employees. We have posted the code on our website at www.wns.com. Information contained in our website does not constitute a part of our Annual Report. We will also make available a copy of the Code of Business Ethics and Conduct to any person, without charge, if a written request is made to our General Counsel at Gate 4, Plant 10/11, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (W), Mumbai - 400 079, Maharashtra, India.

Corporate Governance

Our Corporate Governance Guidelines were last amended in July 2024. We have posted our amended Corporate Governance Guidelines on our website at www.wns.com. Information contained in our website does not constitute a part of our Annual Report.

Mr. Timothy L Main, Mr. Keith Haviland, Ms. Françoise Gri, Ms. Lan Tu and Ms. Diane de Saint Victor are members of our Board of Directors and they serve on our NCG & ESG Committee and Compensation Committee. Mr. Jason Liberty, Mr. Mario P. Vitale, Ms. Judy Marlinski, and Ms. Sylvie Ouziel, members of our Board of Directors serve on our Audit Committee. Each of Mr. Main, Mr. Liberty, Mr. Haviland, Mr. Vitale, Ms. Gri, Ms. Tu, Ms. de Saint Victor, Ms. Marlinski, Ms. Ouziel satisfy the “independence” requirements of the NYSE listing standards and the “independence” requirements of Rule 10A-3 of the Exchange Act.

We are not aware of any significant differences between our corporate governance practices and those required to be followed by US issuers under the NYSE listing standards. As a foreign private issuer, we are exempt from the rules under the Exchange Act governing the furnishing and content of proxy statements, including disclosure relating to any conflicts of interests concerning the issuer’s compensation consultants, and our directors, senior management and principal shareholders are exempt from the reporting and “short-swing profit” recovery provisions contained in Section 16 of the Exchange Act.

Board Practices

Composition of the Board of Directors

Our Memorandum and Articles of Association provide that our Board of Directors consists of not less than three directors and such maximum number as our directors may determine from time to time. Our Board of Directors currently consists of ten directors. Each of Mr. Main, Mr. Vitale, Mr. Haviland, Mr. Liberty, Ms. Gri, Ms. Tu, Ms. de Saint Victor, Ms. Marlinski and Ms. Ouziel satisfy the “independence” requirements of the NYSE rules.

All directors hold office until the expiry of their term of office, their resignation or removal from office for gross negligence or criminal conduct by a resolution of our shareholders or until they cease to be directors by virtue of any provision of law or they are disqualified by law from being directors or they become bankrupt or make any arrangement or composition with their creditors generally or they become of unsound mind. The term of office of the directors is divided into three classes:

•	Class I, whose term will expire at the annual general meeting to be held in fiscal 2026;

•	Class II, whose term will expire at the annual general meeting to be held in fiscal 2027; and

•	Class III, whose term will expire at the annual general meeting to be held in fiscal 2028.

Our directors are classified as follows:

•	Class I: Mr. Mario P. Vitale, Mr. Timothy Main and Ms. Lan Tu;

•	Class II: Mr. Keshav R. Murugesh, Mr. Keith Haviland and Ms. Diane de Saint Victor; and

•	Class III: Ms. Françoise Gri, Mr. Jason Liberty, Ms. Judy Marlinski and Ms. Sylvie Ouziel.

The appointments of Mr. Mario P. Vitale, Mr. Timothy Main and Ms. Lan Tu will expire at this annual general meeting. Mr. Mario P. Vitale, Mr. Timothy Main and Ms. Lan Tu have expressed their willingness to be re-elected and, accordingly, we propose to seek shareholders’ approval for their re-election. In addition, Ms. Gri completed her extended term of one -year as director on May 5, 2025. At its meeting on April 23, 2025, our Board of Directors proposed to extend Ms. Gri’s term as Class III director for an additional period of one year until May 5, 2026, subject to re-election at the annual general meeting.

At each annual general meeting after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire serve from the time of election until the third annual general meeting following election or special meeting held in lieu thereof. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control of management of our company.

There are no family relationships among any of our directors or executive officers. The employment agreement governing the services of one of our directors provides for benefits upon termination of employment as described in this Proxy Statement.

Our Board of Directors held five meetings and three board calls in fiscal 2025.

Board Leadership Structure and Board Oversight of Risk

Different individuals currently serve in the roles of Chairman of the Board and Group Chief Executive Officer of our company. Our Board believes that splitting the roles of Chairman of the Board and Group Chief Executive Officer is currently the most appropriate leadership structure for our company. This leadership structure will bring in greater efficiency as a result of vesting two important leadership roles in separate individuals and increased independence for the Board of Directors.

Board’s Role in Risk Oversight

Our Board of Directors is primarily responsible for overseeing our risk management processes. The Board of Directors receives and reviews periodic reports from the Head of Risk Management and Audit as considered appropriate regarding our company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the Board’s appetite for risk. While the Board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

The Audit Committee has special responsibilities with respect to financial risks, and regularly reports to the full Board of Directors on these issues. Among other responsibilities, the Audit Committee reviews our company’s policies with respect to contingent liabilities and risks that may be material to our company, our company’s policies and procedures designed to promote compliance with laws, regulations, and internal policies and procedures, and major legislative and regulatory developments which could materially impact our company.

The Compensation Committee also plays a role in risk oversight as it relates to our company’s compensation policies and practices. Among other responsibilities, the Compensation Committee designs and evaluates our company’s executive compensation policies and practices so that our company’s compensation programs promote accountability among employees and the interests of employees are properly aligned with the interests of our shareholders.

Committees of the Board

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a NCG & ESG Committee.

Audit Committee

The Audit Committee comprises of four directors: Mr. Jason Liberty (Chairman), Mr. Mario P. Vitale, Ms. Judy Marlinski and Ms. Sylvie Ouziel. Each of Mr. Liberty, Mr. Vitale, Ms. Marlinski and Ms. Ouziel satisfy the “independence” requirements of Rule 10A-3 of the Exchange Act, and the NYSE listing standards. The principal duties and responsibilities of our Audit Committee are as follows:

•	to serve as an independent and objective party to monitor our financial reporting process and internal control systems;

•	to review and appraise the audit efforts of our independent accountants and exercise ultimate authority over the relationship between us and our independent accountants; and

•	to provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. Mr. Liberty serves as our Audit Committee financial expert, within the requirements of the rules promulgated by the Commission relating to listed-company audit committees. The Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act.

We have posted our Audit Committee charter on our website at www.wns.com. Information contained in our website does not constitute a part of our Annual Report.

The Audit Committee held five meetings and five Audit Committee calls in fiscal 2025.

Compensation Committee

The Compensation Committee comprises of five directors: Ms. Lan Tu (Chairperson), Mr. Timothy L Main, Ms. Francoise Gri, Mr. Keith Haviland and Ms. Diane de Saint Victor. Each of Mr. Main, Mr. Haviland, Ms. Gri, Ms. Tu and Ms.de Saint Victor satisfy the “independence” requirements of the NYSE listing standards. The scope of this committee’s duties includes determining the compensation of our executive officers and other key management personnel. The Compensation Committee also administers the 2006 Incentive Award Plan and the 2016 Incentive Award Plan, reviews performance appraisal criteria and sets standards for and decides on all employee shares options allocations when delegated to do so by our Board of Directors.

We have posted our Compensation Committee charter on our website at www.wns.com. Information contained in our website does not constitute a part of our Annual Report.

The Compensation Committee held four meetings in fiscal 2025.

NCG & ESG Committee

The NCG & ESG Committee comprises of five directors: Ms. Françoise Gri (Chairperson), Ms. Lan Tu, Ms. Diane de Saint Victor, Mr. Timothy L Main and Mr. Keith Haviland. Each of Ms. Gri, Ms. Tu, Ms. de Saint Victor, Mr. Main and Mr. Haviland satisfy the “independence” requirements of the NYSE listing standards. The principal duties and responsibilities of the NCG & ESG committee are as follows:

•

to assist the Board of Directors by identifying individuals qualified to become board members and members of board committees, to recommend to the Board of Directors nominees for the next annual meeting of shareholders, and to recommend to the Board of Directors nominees for each committee of the Board of Directors;

•	to monitor our corporate governance structure; and

•	to periodically review and recommend to the Board of Directors any proposed changes to the corporate governance guidelines applicable to us.

We have posted our NCG & ESG Committee charter on our website at www.wns.com. Information contained in our website does not constitute a part of our Annual Report.

The NCG & ESG Committee uses its judgment to identify well qualified individuals who are willing and able to serve on our Board of Directors. Pursuant to its charter, the NCG & ESG Committee may consider a variety of criteria in recommending candidates for election to our board, including an individual’s personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience in our company’s industry and with relevant social policy concerns; experience as a board member of another publicly held company; academic expertise in an area of our company’s operations; and practical and mature business judgment, including ability to make independent analytical inquiries.

The NCG & ESG Committee considers director nominees with a diverse range of backgrounds, skills, national origins, values, experiences and occupations.

The NCG & ESG Committee held four meetings in fiscal 2025.

Executive Sessions

Our non-executive directors meet regularly in executive session without executive directors or management present. The purpose of these executive sessions is to promote open and candid discussion among the non-executive directors. Our non-executive directors held four executive sessions in fiscal 2025.

Shareholders and other interested parties may communicate directly with the presiding director or with our non-executive directors as a group by writing to the following address: Gate 4, Plant 10/11, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (W), Mumbai - 400 079, Maharashtra, India.

Insider Trading

Our Board of Directors has adopted an insider trading policy which governs the purchase, sale and other disposition of our securities by the directors, officers, key employees and employees. A copy of our insider trading policy is incorporated by reference as an exhibit to our Annual Report.

Executive Compensation

As a foreign private issuer, we are not required to disclose executive compensation according to the requirements of Regulation S-K that are applicable to U.S. domestic issuers. We are permitted by Item 402(a)(1) of the Regulation S-K to respond to this Item 11 by providing the information required by Item 6.B, 6.E.2 and 6.F of Form 20-F.

Compensation

Compensation Discussion and Analysis

Compensation Objectives

Our compensation philosophy is to align employee compensation with our business objectives, so that compensation is used as a strategic tool that helps us recruit, motivate and retain highly talented individuals who are committed to our core values: clients first, integrity, respect, collaboration, learning and excellence. We believe that our compensation programs are integral to achieving our goal of “One WNS One Goal — Outperform!”

Our Compensation Committee is responsible for reviewing the overall goals and objectives of our executive compensation programs, as well as our compensation plans, and making changes to such goals, objectives and plans. Our Compensation Committee bases our executive compensation programs on the following objectives, which guide us in establishing and maintaining all of our compensation programs:

•

Pay Differentiation: Based on the Job Responsibility, Individual Performance and Company Performance. As employees progress to higher levels in our company, their ability to directly impact our results and strategic initiatives increases. Therefore, as employees progress, an increasing proportion of their pay is linked to company performance and tied to creation of shareholder value.

•

Pay for Performance. Our compensation is designed to pay for performance and thus we provide higher compensation for strong performance and, conversely, lower compensation for poor performance and/or where company performance falls short of expectations. Our compensation programs are designed to ensure that successful, high-performing employees remain motivated and committed during periods of temporary downturns in our performance.

•

Balanced in Focus on Long-Term versus Short-Term Goals. As part of our compensation philosophy, we believe that equity-based compensation should be higher for employees with greater levels of responsibility and influence on our long-term results. Therefore, a significant portion of these individuals’ total compensation is dependent on our long-term share price appreciation. In addition, our compensation philosophy seeks to incentivize our executives to focus on achieving short-term performance goals in a manner that supports and encourages long-term success and profitability.

•

Competitive Value of the Job in the Marketplace. In order to attract and retain a highly skilled work force in a global market space, we remain competitive with the pay of other employers who compete with us for talent in relevant markets.

•

Easy to understand. We believe that all aspects of executive compensation should be clearly, comprehensibly and promptly disclosed to employees in order to effectively motivate them. Employees need to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributions to achieving our strategic, financial and operational goals. We also believe that compensation for our employees should be administered uniformly across our company with clear-cut objectives and performance metrics to eliminate the potential for individual supervisor bias.

Our Compensation Committee also considers risk when developing our compensation programs and believes that the design of our compensation programs should not encourage excessive or inappropriate risk taking.

Components of Executive Compensation

The compensation of our executive officers consists of the following five primary components:

•	Base salary or, in the case of executive officers based in India, fixed compensation;

•	Cash bonus or variable incentive;

•	Equity incentive grants of RSUs;

•	Other benefits and perquisites; and

•	Severance benefits.

The following is a discussion of our considerations in determining each of the compensation components for our executive officers.

Base Salary or Fixed Compensation

Base salary is a fixed element of our executives’ annual cash compensation, which is not tied to any performance criteria. We consider base salary an important part of an executive’s compensation and our Compensation Committee reviews each executive officer’s base salary annually as well as at the time of a promotion or other change in responsibility. Any base salary adjustments are usually approved early in the fiscal year, effective as at April 1, or as set out in the relevant employment agreement. The specific amount of base salary for each executive officer depends on the executive’s role, scope of responsibilities, experience and skills. Market practices are also considered in setting base salaries. Base salaries are intended to assist us in attracting executives and recognizing differing levels of responsibility and contribution among executives.

Cash Bonus or Variable Incentive

In addition to base salary, annual cash bonuses are another important piece of total compensation for our executive officers. Annual bonus opportunities are intended to support the achievement of our business strategies by tying a meaningful portion of compensation to the achievement of established objectives for the year. These objectives are discussed in more detail below. Annual bonus opportunities also are a key tool in attracting highly sought-after executives, and cash bonuses add a variable component to our overall compensation structure.

Equity Incentive Grants of RSUs

Our equity-based incentive program, through which we grant RSUs, is a key element of the total compensation for our executive officers. This equity-based incentive program is intended to attract and retain highly qualified individuals, align their long-term interests with those of our shareholders, avoid short-term focus and effectively execute our long-term business strategies. Our equity-based compensation is subject to multi-year vesting requirements by which executives’ gains can either be realized through (i) the achievement of set performance criteria and continued employment through the vesting period, or, simply, (ii) continued employment through the vesting period.

We believe that our executive officers should also own and hold our equity to further align their interests with the long-term interests of our shareholders and further promote our commitment to sound corporate governance practices. To achieve this, we have adopted share ownership guidelines, pursuant to which each executive officer is required to achieve their respective target share ownership level over a period of five years. For further details see Part III, Item 10. “Directors, Executive Officers and Corporate Governance – Share Ownership Guidelines” forming part of our Annual Report.

Other Benefits and Perquisites

We provide benefits and perquisites to our executive officers that are generally available to and consistent with those provided to our other employees in the country in which the executive officer is located. We believe these benefits are consistent with the objectives of our compensation philosophy and allow our executive officers to work more efficiently. Such benefits and perquisites are intended to enhance the competitiveness of our overall compensation program. Such benefits normally include medical, accidental and life insurance coverage, retirement benefits, club membership, reimbursement of telephone expenses, a car and related maintenance expenses, leased residential accommodation and other miscellaneous benefits which are customary in the location where the executive officer resides and are generally available to other employees in the country. All executive officers are covered by the directors’ and officers’ liability insurance policy maintained by us.

Severance Benefits

Under the terms of our employment agreements, we are sometimes obligated to pay severance or other enhanced benefits to our executive officers upon termination of their employment.

Our executive officers globally have enhanced levels of benefits based on their job level, seniority and probable loss of employment after a change in control. Executive officers generally are paid severance for a longer period as compared to other employees.

•

Accelerated vesting of equity awards. All granted but unvested share options and RSUs would vest immediately and become exercisable (in the case of share options) by our executive officers subject to certain conditions set out in the applicable equity incentive plans or their individual employment agreements.

•	Severance and notice payment. Eligible terminated executive officers would receive severance and notice payments as reflected in their individual employment agreements.

•

Benefit continuation. Eligible terminated executive officers would receive basic employee benefits such as medical and life insurance and other perquisites as reflected in their individual employment agreements.

In addition, we provide change in control severance protection to certain executive officers. Our Compensation Committee believes that such protection is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control. In addition, for executive officers, the program is intended to align executive officers’ and shareholders’ interests by enabling executive officers to consider corporate transactions that are in the best interests of our shareholders and other constituents without undue concern over whether the transactions may jeopardize the executive officers’ own interest or employment.

Our Assessment Process

Our Compensation Committee has established a number of processes to assist it in ensuring that our executive compensation programs are achieving their objectives. Our Compensation Committee typically reviews each component of compensation at least every 12 months with the goal of allocating compensation between long-term and currently paid compensation and between cash and non-cash compensation, and combining the compensation elements for each executive in a manner we believe best fulfills the objectives of our compensation programs.

Our Compensation Committee is responsible for reviewing the performance of each of our executive officers, approving the compensation level of each of our executive officers, establishing criteria for the grant of equity awards for each of our executive officers and approving such equity grants. Each of these tasks is generally performed annually by our Compensation Committee.

There are no predetermined individual or corporate performance factors or goals that are used by our Compensation Committee to establish the amounts or mix of any elements of compensation for the executive officers. Our Compensation Committee works closely with our Group Chief Executive Officer, discussing with him our company’s overall performance and his evaluation of and compensation recommendations for our executive officers. From time to time, our Compensation Committee also seeks the advice and recommendations of an external compensation consultant to benchmark certain components of our compensation practices against those of its peers. The companies selected for such benchmarking include companies in similar industries and generally of similar sizes and market capitalizations. Where compensation information is not available for any specific position an executive officer holds for companies that provide business and technology services, our Compensation Committee reviews data corresponding to the most comparable position and also considers the comparative experience of executives.

Our Compensation Committee then utilizes its judgment and experience in making all compensation determinations. Our Compensation Committee’s determination of compensation levels is based upon what the members of the committee deem appropriate, considering information such as the factors listed above, as well as input from our Group Chief Executive Officer and, from time to time, information and advice provided by an independent compensation consultant.

Other processes that our Compensation Committee has established to assist in ensuring that our compensation programs operate in line with their objectives are:

•

Assessment of Company Performance: Our Compensation Committee uses financial performance measures to determine a significant portion of the size of payouts under our cash bonus program. The financial performance measures, adopted on improving both top line (which refers to our revenue less repair payments (non-GAAP) as described in Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview”) and bottom line (which refers to our adjusted net income (“ANI”) (non-GAAP), which is calculated as our profit excluding goodwill & intangible impairment, share-based compensation expense, acquisition-related expenses or benefits, costs related to the termination of ADS program and listing of ordinary shares, costs related to the transition to voluntarily reporting on US domestic issuer forms and amortization of intangible assets and including the tax effect thereon, and other measures, such as our adjusted operating margin are pre-established by our Compensation Committee annually. When the pre-determined financial measures are achieved, executive officers receive amounts that are set for these targets. These measures reflect targets that are intended to be aggressive but attainable. The remainder of an individual’s payout under our cash bonus program is determined by the achievement of individual performance objectives.

•

Assessment of Individual Performance: Individual performance has a strong impact on the compensation of all employees, including our executive officers. The evaluation of an individual’s performance determines a portion of the size of payouts under our cash bonus program and also influences any changes in base salary. Our Compensation Committee, along with our Group Chief Executive Officer, set the respective performance objectives for the fiscal year for the executive officers. The performance objectives are initially proposed by our Group Chief Executive Officer and modified, as appropriate, by our Compensation Committee based on the performance assessment conducted for the preceding fiscal year and also looking at goals for the current fiscal year. Every evaluation metric is supplemented with key performance indicators. At the end of the fiscal year, our Group Chief Executive Officer discusses individuals’ respective achievement of the pre-established objectives as well as their contribution to our company’s overall performance and other leadership accomplishments. This evaluation is shared with our Compensation Committee. After the discussion, our Compensation Committee, in discussion with our Group Chief Executive Officer, assigns a corresponding numerical performance rating that translates into specific payouts under our cash bonus program and also influences any changes in base salary.

The Compensation Committee approves awards under our cash bonus or variable incentive program consistent with the achievement of applicable goals.

The Committee on occasion makes exceptions to payments in strict accordance with achievement of goals based on unusual or extraordinary circumstances. Executive officers must be on the payroll of our company on the last day of the fiscal year, March 31, to be eligible for payment under our cash bonus or variable incentive program.

Compensation decisions are designed to promote our fundamental business objectives and strategy. Our Compensation Committee periodically reviews matters such as succession planning, management performance and the business environment and considers such matters in making compensation decisions.

Benchmarking and Use of Compensation Consultant in Fiscal 2025

During fiscal 2025, our Compensation Committee reviewed compensation programs for our executive officers against publicly available compensation data, which was compiled directly by our external compensation consultant. The companies selected by our external compensation consultant for its survey for benchmarking our executive officers’ compensation included companies in similar industries and generally of similar sizes and market capitalizations.

The list of peer companies against which we benchmarked the compensation of our Group Chief Executive Officer and named executive officers in fiscal 2025 included the following:

Peer Group Companies

Concentrix Corporation	HCL Technologies Limited	TTEC Holdings, Inc.
Conduent Incorporated	Infosys Limited	Wipro Limited
EXL Service Holdings, Inc.	Mphasis Limited
Genpact Limited	Teleperformance SE

Our Compensation Committee used the data derived by our external compensation consultant primarily to ensure that our executive compensation programs are competitive. A selected subset of peer companies from those listed above that were found most closely comparable as benchmark for a particular position were considered to arrive at the compensation benchmark review of individual executive officers. Where compensation information was not publicly disclosed for a specific management position in the relevant industry, our Compensation Committee reviewed data corresponding to the most comparable position and also considered the comparative experience of the relevant executive officers.

There is enough flexibility in the existing compensation programs to respond and adjust to the evolving business environment. Accordingly, an individual’s compensation elements could be changed by our Compensation Committee based on changes in job responsibilities of the executive. In addition to input from our external compensation consultant’s survey, our Compensation Committee also took into consideration our performance and industry indicators in deciding our compensation for fiscal 2025.

Based on the elements listed above and in line with our compensation philosophy, in fiscal 2025 our Compensation Committee adjusted our executive officers compensation as described in “—Executive Compensation for Fiscal 2025” below.

Executive Compensation for Fiscal 2025

Total Compensation of Executive Officers

The following table sets forth the total compensation paid or proposed to be paid to each of our Group Chief Executive Officer, Group Chief Financial Officer and other named executive officers for services rendered in fiscal 2025 (excluding grants of RSUs which are described below).

Name	Base Salary (1)	Benefits	Bonus	Total
Keshav Murugesh	$986,506	$1,239,464	$518,208	$2,744,177
Sanjay Puria	$157,013	$50,575	$—	$207,588
Arijit Sen	$295,373	$46,782	$118,130	$460,284
R Swaminathan	$423,604	$65,839	$191,820	$681,264
Anil Chintapalli	$500,000	$94,304	$215,756	$810,060

Total	$2,362,496	$1,496,965	$1,043,914	$4,903,374

Note:

(1)	Base salary does not include amount contributed toward provident fund which is set out in the table under “—Other Benefits and Perquisites.”

Base Salary or Fixed Compensation

In reviewing base salaries for executive officers, our Compensation Committee reviewed compensation programs for our executive officers against publicly available compensation data compiled by our external compensation consultant and considered local market conditions, market data, the executive officer’s experience and responsibilities, the perceived risk of having to replace the named executive officer and the fact that the executive officers in fiscal 2025 had satisfactorily performed against their prior year’s individual performance objectives.

Our Compensation Committee has made the following determinations on the executive officers base salary:

•	Mr. Keshav R. Murugesh’s base salary was $990,437. The salary revision was effective February 19, 2025.

•	Mr. Arijit Sen’s base salary (including employer contribution toward Provident Fund (Retirement Benefit)) was revised to $346,387 in fiscal 2025. The salary revision was effective July 25, 2024.

•	Mr. Swaminathan Rajamani’s base salary (including employer contribution toward Provident Fund (Retirement Benefit) was $444,530 in fiscal 2025.

•	Mr. Anil Chintapalli’s base salary was $600,000 in fiscal 2025.

Cash Bonus or Variable Incentive

Our Compensation Committee believes that the executive officers must work as a team and focus primarily on company goals rather than solely on individual goals. Our Compensation Committee believes that enhancing the long-term value of our company requires increased revenue (both from existing and new clients), improved contribution and increased ANI (non-GAAP). Finally our Compensation Committee believes it must also reward and encourage individual performance and therefore assigned certain weightages of the variable incentive to company and individual objectives, including achievement of targets for our revenue less repair payments (non-GAAP), ANI (non-GAAP) and certain individual goals for various executive officers. Such bonuses are typically paid in April and/or May each year. The aggregate amount of all cash bonuses to be paid for fiscal 2025 does not exceed the aggregate cash bonus pool approved by our Compensation Committee for fiscal 2025. Each of our executive officers’ variable incentive packages for fiscal 2024 are as described below:

Our Compensation Committee set Mr. Murugesh’s target variable incentive, or cash bonus, at $ $1,200,912 for 100% achievement of objectives. Our Compensation Committee assigned as Mr. Murugesh’s performance objectives the achievement of targets for our revenue less repair payments (non-GAAP) and ANI (non-GAAP), and individual performance objectives. Mr. Murugesh earned 43.15% of his target variable incentive amount on an overall basis.

Our Compensation Committee set Mr. Sen’s target variable incentive at $273,758 for 100% achievement of objectives. Our Compensation Committee assigned as Mr. Sen’s performance objectives the achievement of targets for our revenue less repair payments (non-GAAP) and ANI (non-GAAP), and individual performance objectives. Based on actual performance against these various objectives, Mr. Sen earned 43.15% of his target variable incentive amount on an overall basis.

Our Compensation Committee set Mr. Swaminathan’s target variable incentive at $444,530 for 100% achievement of objectives. Our Compensation Committee assigned as Mr. Swaminathan’s performance objectives the achievement of targets for our revenue less repair payments (non-GAAP) and ANI (non-GAAP), and individual performance objectives. Based on actual performance against these various objectives, Mr. Swaminathan earned 43.15% of his target variable incentive amount on an overall basis.

Our Compensation Committee set Mr. Chintapalli’s target variable incentive at $500,000 for 100% achievement of objectives. Our Compensation Committee assigned as Mr. Chintapalli’s performance objectives the achievement of targets for our revenue less repair payments (non-GAAP) and ANI (non-GAAP), and individual performance objectives. Based on actual performance against these various objectives, Mr. Chintapalli earned 43.15% of his target variable incentive amount on an overall basis.

Equity Incentive Grants of RSUs

During fiscal 2025, we continued the equity incentive scheme which has a vesting schedule linked to continued employment with our company through vesting date, achievement of financial performance targets and achievement of total shareholder return performance targets.

Consistent with our philosophy on equity grants to our executive officers, we awarded the following number of RSUs to our executive officers during fiscal 2025:

Name	Date of Grant	Total RSUs granted for fiscal 2025	Grant date fair value (1) ($)
Keshav Murugesh (2)	23-Apr-24	297,900	43.02
Arijit Sen (3)	23-Apr-24	13,200	50.46
Arijit Sen (3)	25-Jul-24	15,000	58.02
R Swaminathan (3)	23-Apr-24	38,250	50.46
Anil Chintapalli (3)	1-Jun-24	25,050	51.64

Notes:

(1)	The amounts shown under this column reflect the dollar amount of the weighted average grant date fair value of equity-based RSUs granted during the year.
(2)

The RSUs granted (comprising a base award and an additional award of up to 50% of the base award granted for the achievement of specified performance criteria) vests according to the following schedule: 3.75% of the base award vests quarterly on the completion of each of the first eight quarters following the grant date, subject to the grantee’s continued employment with our company through the vesting date; 2.50% of the base award vests quarterly on the completion of each of the following four quarters, subject to the grantee’s continued employment with our company through the vesting date; and 60% of the base award vests on the third anniversary of the grant date, subject to the grantee’s continued employment with our company through the vesting date and the achievement of conditions relating to our Company’s financial and total shareholder’s return performance as determined by our Compensation Committee. The grantee will be eligible for additional RSUs of up to 50% of the base award on the third anniversary of the grant date, subject to the grantee’s continued employment with our company through the vesting date and the achievement of conditions relating to our Company’s financial and total shareholder’s return performance as determined by our Compensation Committee. The fair value of RSUs based on service and achievement of financial performance is generally the market price of our shares on the date of grant and for total shareholder’s return performance based RSUs, it is determined using the Monte-Carlo simulation.

(3)

The RSUs granted (comprising a base award and an additional award of up to 50% of the base award granted for the achievement of specified performance criteria) vest according to the following schedule: 3.33% of the base award vests quarterly on the completion of each of the first twelve quarters following the grant date, subject to the grantee’s continued employment with our company through the vesting date; and 60% of the base award vests on the third anniversary of the grant date, subject to the grantee’s continued employment with our company through the vesting date and the achievement of conditions relating to our Company’s financial and total shareholder’s return performance as determined by our Compensation Committee. The grantee will be eligible for additional RSUs of up to 50% of the base award on the third anniversary of the grant date, subject to the grantee’s continued employment with our company through the vesting date and the achievement of conditions relating to our Company’s financial and total shareholder’s return performance as determined by our Compensation Committee. The fair value of RSUs based on service and achievement of financial performance is generally the market price of our shares on the date of grant and for total shareholder’s return performance based RSUs, it is determined using the Monte-Carlo simulation.

Other Benefits and Perquisites

The retirement plans, health and welfare benefits provided to executive officers are the same plans and benefits available to all other employees of our company.

All directors and officers, including executive officers, are covered by the directors’ and officers’ liability insurance policy maintained by our company.

Additional perquisites provided to our executive officers in fiscal 2025 are summarized below:

Name	Social Security	Insurance benefits	Tax Reimbursement	Club Membership	Other Benefits	Total
Keshav Murugesh	$1,133,204	$30,956	$57,265	$15,292	$2,748	$1,239,464
Sanjay Puria	$6,972	$40,716	$2,887	$—	$—	$50,575
Arijit Sen	$14,883	$31,899	$—	$—	$—	$46,782
R Swaminathan	$21,337	$41,615	$2,887	$—	$—	$65,839
Anil Chintapalli	$26,609	$67,695	$—	$—	$—	$94,304

Total	$1,203,006	$212,881	$63,038	$15,292	$2,748	$1,496,965

Non-executive Director Compensation for Fiscal 2025

Total Compensation of Non-executive Directors

The following table sets forth the compensation paid or proposed to be paid to our non-executive directors for services rendered in fiscal 2025 (excluding grants of RSUs which are described below):

Name	Retainership Fees	Retainership fees for Board/Committee Chairman		Total
Françoise Gri	$80,000	$17,500	(1)	$97,500
Keith Haviland	$80,000	$—		$80,000
Mario P. Vitale	$80,000	$—		$80,000
Jason Liberty	$80,000	$30,000	(2)	$110,000
Timothy L Main	$—	$160,000	(3)	$160,000
Lan Tu	$80,000	$25,000	(4)	$105,000
Diane de Saint Victor	$80,000	$—		$80,000
Judy Marlinski	$80,000	$—		$80,000

Total	$560,000	$232,500		$792,500

Notes:

(1)	Fee paid to Ms. Françoise Gri for serving as Chairperson of our NCG & ESG Committee in fiscal 2025.
(2)	Fee paid to Mr. Jason Liberty for serving as Chairman of our Audit Committee in fiscal 2025.
(3)	Fees paid to Mr. Timothy L. Main for serving as Chairman of the Board.
(4)	Fees paid to Ms. Lan Tu for serving as Chairperson of our Compensation Committee in fiscal 2025.

Equity Incentive Grants of RSUs to Non-executive Directors

The following table sets forth information concerning RSUs awarded to our non-executive directors in fiscal 2025 with a vesting period of one year. No options were granted in fiscal 2025.

Name	Date of Grant	Total RSUs granted for fiscal 2025	Grant date fair value (1) ($)
Francoise Gri	16-Jul-24	3,354	$56.56
Keith Haviland	16-Jul-24	3,354	$56.56
Mario Vitale	16-Jul-24	3,354	$56.56
Jason Liberty	16-Jul-24	3,354	$56.56
Timothy L Main	16-Jul-24	5,366	$56.56
Thi Nhuoc Lan Tu	16-Jul-24	3,354	$56.56
Diane de Saint Victor	16-Jul-24	3,354	$56.56
Judy Marlinski	16-Jul-24	3,354	$56.56

Note:

(1)

The amounts shown under this column reflect the dollar amount of the aggregate grant date fair value of equity-based RSUs granted during the year. The fair value of RSUs is generally the market price of our shares on the date of grant.

Future grants of awards will continue to be determined by our Board of Directors or our Compensation Committee under the 2016 Incentive Award Plan.

Employment Agreement of our Executive Director

We entered into an employment agreement with Mr. Keshav R. Murugesh in February 2010, to serve as our Group Chief Executive Officer. The agreement was amended with effect from February 19, 2013, February 19, 2014, February 19, 2017, March 18, 2022, and April 1, 2022, in each case to revise Mr. Murugesh’s compensation (including share grants). The agreement provides for Mr. Murugesh’s appointment for an initial five-year term, which is renewed automatically for three additional successive terms of three years each (up to Mr. Murugesh attains the age of 60 years), unless either we or Mr. Murugesh elects not to renew the term. Mr. Murugesh’s term of appointment under the current agreement expires on August 17, 2025.

We entered into a new employment agreement with Mr. Murugesh effective July 23, 2025 and his employment shall continue until the earlier of August 5, 2026 or the closing of the proposed transaction between Capgemini SE and WNS (Holdings) Limited.

Under the terms of the current agreement, Mr. Murugesh is entitled to receive compensation, health and other benefits and perquisites commensurate with his position. Pursuant to the current agreement, Mr. Murugesh will be eligible to receive annually such number of RSUs to be computed based on our average share price (taking the daily US dollar closing price) during March of the fiscal year preceding the date of such determination and the value of such grant shall not be less than eight times the sum of his annual base salary. Mr. Murugesh is entitled to receive additional performance-based grants for meeting additional performance-based criteria, the value of such grant being up to 50% of eight times the sum of his annual base salary. Any grants of RSUs to Mr. Murugesh will be made pursuant to and in accordance with our 2016 Incentive Award Plan. All RSUs granted to Mr. Murugesh will be deemed earned as at 17 August 2025 and will continue to vest in accordance with the award agreements and grant letters, and shall accelerate and paid out in full upon the closing of the transaction.

If Mr. Murugesh’s employment is terminated by us without cause or by Mr. Murugesh for good reason (each as defined in the current agreement) or is terminated for any reason other than those specified in the current agreement (including, without limitation, expiration of his employment period or we elect not to extend his employment), he would be entitled to all accrued and unpaid salary, accrued and unused vacation and any unreimbursed expenses, his base salary for a period of 12 months from the effective date of termination which will be paid in monthly installments and his target bonus for the year in which the termination occurs, both of which will be paid immediately.

Further, where Mr. Murugesh’s employment is terminated for reasons of death, disability or retirement as specified in the current agreement, he would be entitled to all accrued and unpaid salary and bonus, accrued and unused vacation, any unreimbursed expenses and vested benefits and other amounts due to him under our employee benefit plans.

With respect to share options and RSUs:

If Mr. Murugesh’s employment is terminated by us without cause all share options and RSUs granted in the fiscal years 2020-21, 2021-22 and 2022-23 (excluding the grant made in August 2022) would become exercisable on a fully accelerated basis. Further, all share options and RSUs granted in the fiscal years 2023-24 and 2024-25 would vest in accordance with the vesting schedule.

If Mr. Murugesh’s employment is terminated by Mr. Murugesh for good reason (as defined in the employment agreement), all share options and RSUs granted in the fiscal years 2020-21, 2021-22, 2022-23, 2023-24 and 2024-25 would become exercisable on a fully accelerated basis.

If Mr. Murugesh’s employment is terminated due to death, disability all share options and RSUs granted in the fiscal years 2020-21, 2021-22, 2022-23, 2023-24 and 2024-25 would become exercisable on a fully accelerated basis.

If Mr. Murugesh’s employment is terminated by us for cause (as defined in the employment agreement) or by Mr. Murugesh due to resignation (as defined in the employment agreement), no share options and RSUs would be accelerated.

If Mr. Murugesh’s employment is terminated for any other reason other than the one specified above, all share options and RSUs granted in the fiscal years 2020-21, 2021-22, 2022-23, 2023-24 and 2024-25 would become exercisable on a fully accelerated basis.

If we experience a change in control (as defined in our 2006 Incentive Award Plan for awards granted under that plan or as defined in our 2016 Incentive Award Plan for awards granted under that plan) while Mr. Murugesh is employed under the current agreement, all of the share options and RSUs granted to Mr. Murugesh under the current agreement will vest and the share options and RSUs would become exercisable on a fully accelerated basis.

Employee Benefit Plans

2006 Incentive Award Plan

We adopted our 2006 Incentive Award Plan on June 1, 2006. The purpose of the 2006 Incentive Award Plan was to promote the success and enhance the value of our company by linking the personal interests of the directors, employees and consultants of our company and our subsidiaries to those of our shareholders and by providing these individuals with an incentive for outstanding performance. The 2006 Incentive Award Plan was further intended to provide us with the ability to motivate, attract and retain the services of these individuals. On February 13, 2009, we adopted the amended and restated 2006 Incentive Award Plan. The amended and restated 2006 Incentive Award Plan reflects, among other changes to our 2006 Incentive Award Plan, an increase in the number of ordinary shares and ADSs available for grant under the plan from 3.0 million to 4.0 million shares/ADSs, subject to specified adjustments under the plan. On September 13, 2011, we adopted the second amended and restated 2006 Incentive Award Plan that reflects an increase in the number of ordinary shares and ADSs available for granted under the plan to 6.2 million shares/ADSs, subject to specified adjustments under the plan. On September 25, 2013, we adopted the third amended and restated 2006 Incentive Award Plan that reflects an increase in the number of ordinary shares and ADSs available for grant under the plan to 8.6 million shares/ADSs, subject to specified adjustments under the plan. On May 31, 2016, our 2006 Incentive Award Plan expired pursuant to its terms.

Shares Available for Awards

Subject to certain adjustments set forth in the 2006 Incentive Award Plan, the maximum number of shares that could be issued or awarded under the 2006 Incentive Award Plan was equal to the sum of (x) 8,600,000 shares, (y) any shares that remained available for issuance under our 2002 Stock Incentive Plan (which was adopted on July 3, 2002 and terminated upon the effective date of our 2006 Incentive Award Plan), and (z) any shares subject to awards under the 2002 Stock Incentive Plan which terminated, expired or lapsed for any reason or were settled in cash on or after the effective date of our 2006 Incentive Award Plan. As at the date of termination of the 2002 Stock Incentive Plan on July 25, 2006, the day immediately preceding the date of pricing of our initial public offering, an aggregate of 6,082,042 of our ordinary shares had been authorized for grant under the 2002 Stock Incentive Plan. The maximum number of shares which could be subject to awards granted to any one grantee during any calendar year was 500,000 shares and the maximum amount that could be paid to a grantee in cash during any calendar year with respect to cash-based awards was $10,000,000. To the extent that an award terminated or was settled in cash, any shares subject to the award would again be available for the grant. Any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation with respect to any award would not be available for subsequent grant. Except as described below with respect to independent directors, no determination was made as to the types or amounts of awards that would be granted to specific individuals pursuant to the 2006 Incentive Award Plan.

Administration. The 2006 Incentive Award Plan is administered by our Board of Directors, which may delegate its authority to a committee. We anticipate that our Compensation Committee will administer the 2006 Incentive Award Plan, except that our Board of Directors will administer the plan with respect to awards granted to our independent directors. The plan administrator determined eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, provided that the plan administrator would not have the authority to accelerate vesting or waive the forfeiture of any performance-based awards.

Eligibility. Our employees, consultants and directors and those of our subsidiaries were eligible to be granted awards, except that only employees of our company and our qualifying corporate subsidiaries were eligible to be granted options that are intended to qualify as “incentive share options” under Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

Awards

•

Options: The plan administrator was able to grant options on shares. The per share option exercise price of all options granted pursuant to the 2006 Incentive Award Plan would not be less than 100% of the fair market value of a share on the date of grant. No incentive share option could be granted to a grantee who owned more than 10% of our outstanding shares unless the exercise price was at least 110% of the fair market value of a share on the date of grant. To the extent that the aggregate fair market value of the shares subject to an incentive share option became exercisable for the first time by any option holder during any calendar year exceeded $100,000, such excess would be treated as a non-qualified option. The plan administrator would determine the methods of payment of the exercise price of an option, which could include cash, shares or other property acceptable to the plan administrator (and could involve a cashless exercise of the option). The plan administrator designated in the award agreement evidencing each share option grant may decide whether such share option would be exercisable for shares or ADSs. The award agreement could, in the sole discretion of the plan administrator, permit the option holder to elect, at the time of exercise, whether to receive shares or ADSs in respect of the exercised share option or a portion thereof. The term of options granted under the 2006 Incentive Award Plan could not exceed ten years from the date of grant. However, the term of an incentive share option granted to a person who owns more than 10% of our outstanding shares on the date of grant could not exceed five years. Under the 2006 Incentive Award Plan, the number of awards to be granted to our independent directors was determined by our Board of Directors or our Compensation Committee.

Restricted Shares. The plan administrator could grant shares subject to various restrictions, including restrictions on transferability, limitations on the right to vote and/or limitations on the right to receive dividends.

Share Appreciation Rights. The plan administrator could grant share appreciation rights representing the right to receive payment of an amount equal to the excess of the fair market value of a share on the date of exercise over the fair market value of a share on the date of grant. The term of share appreciation rights granted could not exceed ten years from the date of grant. The plan administrator could elect to pay share appreciation rights in cash, in shares or in a combination of cash and shares.

Performance Shares and Performance Share Units. The plan administrator could grant awards of performance shares denominated in a number of shares and/or awards of performance share units denominated in unit equivalents of shares and/or units of value, including dollar value of shares. These awards could be linked to performance criteria measured over performance periods as determined by the plan administrator.

Share Payments. The plan administrator could grant share payments, including payments in the form of shares or options or other rights to purchase shares. Share payments could be based upon specific performance criteria determined by the plan administrator on the date such share payments were made or on any date thereafter.

Deferred Shares. The plan administrator could grant awards of deferred shares linked to performance criteria determined by the plan administrator. Shares underlying deferred share awards would not be issued until the deferred share awards have vested, pursuant to a vesting schedule or upon the satisfaction of any vesting conditions or performance criteria set by the plan administrator. Recipients of deferred share awards generally have no rights as shareholders with respect to such deferred shares until the shares underlying the deferred share awards have been issued.

Restricted Share Units. The plan administrator could grant RSUs, subject to various vesting conditions. On the maturity date, we will transfer to the grantee one unrestricted, fully transferable share for each vested RSU scheduled to be paid out on such date. The plan administrator specified the purchase price, if any, to be paid by the grantee for such shares. Generally, a grantee will have to be employed by us on the date of payment of vested RSUs to be eligible to receive the payment of shares issuable upon vesting of the RSUs.

Performance Bonus Awards. The plan administrator could grant a cash bonus payable upon the attainment of performance goals based on performance criteria and measured over a performance period determined appropriate by the plan administrator. Any such cash bonus paid to a “covered employee” within the meaning of Section 162(m) of the Code could be a performance-based award as described below.

Performance-Based Awards. The plan administrator could grant awards other than options and share appreciation rights to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be performance-based awards within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Grantees are only entitled to receive payment for performance-based awards for any given performance period to the extent that pre-established performance goals set by the plan administrator for the period are satisfied. The plan administrator determined the type of performance-based awards to be granted, the performance period and the performance goals. Generally, a grantee will have to be employed by us on the date the performance-based award is paid to be eligible for a performance-based award for any period.

Adjustments. In the event of certain changes in our capitalization, the plan administrator has broad discretion to adjust awards, including without limitation, (i) the aggregate number and type of shares that could be issued under the 2006 Incentive Award Plan, (ii) the terms and conditions of any outstanding awards, and (iii) the grant or exercise price per share for any outstanding awards under such plan to account for such changes. The plan administrator also has the authority to cash out, terminate or provide for the assumption or substitution of outstanding awards in the event of a corporate transaction.

Change in Control. In the event of a change in control of our company in which outstanding awards are not assumed by the successor, such awards will generally become fully exercisable and all forfeiture restrictions on such awards will lapse. Upon, or in anticipation of, a change in control, the plan administrator may cause any awards outstanding to terminate at a specific time in the future and give each grantee the right to exercise such awards during such period of time as the plan administrator, in its sole discretion, determines.

Vesting of Full Value Awards. Full value awards (generally, any award other than an option or share appreciation right) will vest over a period of at least three years (or, in the case of vesting based upon attainment of certain performance goals, over a period of at least one year). However, full value awards that result in the issuance of an aggregate of up to 5% to the total issuable shares under the 2006 Incentive Award Plan may be granted without any minimum vesting periods. In addition, full value awards may vest on an accelerated basis in the event of a grantee’s death, disability, or retirement, or in the event of our change in control or other special circumstances.

Non-transferability. Awards granted under the 2006 Incentive Award Plan are generally not transferable.

Withholding. We have the right to withhold, deduct or require a grantee to remit to us an amount sufficient to satisfy federal, state, local or foreign taxes (including the grantee’s employment tax obligations) required by law to be withheld with respect to any tax concerning the grantee as a result of the 2006 Incentive Award Plan.

Termination or Amendment. On May 31, 2016, our 2006 Incentive Award Plan expired pursuant to its terms.

Outstanding Awards. As at June 30,2025 , RSUs to purchase an aggregate of 40,073 ordinary shares were outstanding, out of which RSUs to purchase NIL ordinary shares were held by all our directors and executive officers as a group. There is no purchase price for the RSUs.

RSU Grants Outside of our Plans

On June 1, 2016, June 14, 2016 and July 13, 2016, we issued an aggregate of 44,284 restricted share units to certain of our employees and directors pursuant to an exemption from registration under the United States federal securities laws. We did not seek shareholder approval for these issuances as they are not required under the laws of Jersey.

2016 Incentive Award Plan

We adopted our 2016 Incentive Award Plan on September 27, 2016. The purpose of the 2016 Incentive Award Plan is to promote the success and enhance the value of our company by linking the personal interests of the directors, employees, and consultants of our company and our subsidiaries to those of our shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to our shareholders. The 2016 Incentive Award Plan is further intended to provide us with flexibility in our ability to motivate, attract, and retain the services of these individuals, upon whose judgment, interest, and special effort the successful conduct of our company’s operation is largely dependent. On September 27, 2018, we adopted the first amended and restated 2016 Incentive Award Plan, which reflects an increase in the number of ordinary shares and ADSs available for grant under the plan from 2.5 million to 3.9 million shares/ADSs, subject to specified adjustments under the plan. On September 24, 2020, we adopted the second amended and restated 2016 Incentive Award Plan which reflects an increase in the number of ordinary shares and ADSs available for grant under the plan from 3.9 million to 6.1 million shares/ADSs subject to specific adjustments under the plan. On July 15, 2021, we adopted the Third amended and restated plan which reflects deletion of reload provisions.

Shares Available for Awards: Subject to certain adjustments set forth in the 2016 Incentive Award Plan, the maximum number of shares and ADSs, in the aggregate, which may be issued or transferred pursuant to awards under the 2016 Incentive Award Plan is equal to the sum of (x) 6,100,000 shares, and (y) any shares or ADSs which immediately prior to the expiration of the 2006 Incentive Award Plan were available for issuance or transfer as new awards under the 2006 Incentive Award Plan, and (z) any shares or ADSs subject to awards under the 2006 Incentive Award Plan which terminate, expire, forfeit, lapse for any reason or are settled in cash on or after the effective date of the 2016 Incentive Award Plan. Immediately prior to the expiration of the 2006 Incentive Award Plan, 1,112,825 shares were available for issuance or transfer as new awards thereunder. To the extent that an award terminates, expires, or lapses for any reason, or is settled in cash, any shares or ADSs subject to the award shall again be available for the grant of an award pursuant to the 2016 Incentive Award Plan. Any shares or ADSs tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award shall not subsequently be available for grant of an award pursuant to the 2016 Incentive Award Plan.

Administration. The 2016 Incentive Award Plan is administered by our Board of Directors, which may delegate its authority to a committee. We anticipate that our Compensation Committee will administer the 2016 Incentive Award Plan, except that our Board of Directors will administer the plan with respect to awards granted to our independent directors. The plan administrator will determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, provided that the plan administrator will not have the authority to accelerate vesting or waive the forfeiture of any performance-based awards.

Eligibility. Our employees, consultants and directors and those of our subsidiaries are eligible to be granted awards, except that only employees of our company and our qualifying corporate subsidiaries are eligible to be granted options that are intended to qualify as “incentive share options” under Section 422 of the Code.

Awards

Options: The plan administrator may grant options on shares. The per share option exercise price of all options granted pursuant to the 2016 Incentive Award Plan will not be less than 100% of the fair market value of a share on the date of grant. No incentive share option may be granted to a grantee who owns more than 10% of our outstanding shares unless the exercise price is at least 110% of the fair market value of a share on the date of grant. To the extent that the aggregate fair market value of the shares subject to an incentive share option become exercisable for the first time by any option holder during any calendar year exceeds $100,000, such excess will be treated as a non-qualified option. The plan administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the plan administrator (and may involve a cashless exercise of the option). The award agreement may, in the sole discretion of the plan administrator, permit the option holder to elect, at the time of exercise, whether to receive shares in respect of the exercised share option or a portion thereof. The term of options granted under the 2016 Incentive Award Plan may not exceed ten years from the date of grant. However, the term of an incentive share option granted to a person who owns more than 10% of our outstanding shares on the date of grant may not exceed five years. Under the 2016 Incentive Award Plan, the number of awards to be granted to our independent directors will be determined by our Board of Directors or our Compensation Committee.

Restricted Shares. The plan administrator may grant shares subject to various restrictions, including restrictions on transferability, limitations on the right to vote and/or limitations on the right to receive dividends.

Share Appreciation Rights. The plan administrator may grant share appreciation rights representing the right to receive payment of an amount equal to the excess of the fair market value of a share on the date of exercise over the fair market value of a share on the date of grant. The term of share appreciation rights granted may not exceed ten years from the date of grant. The plan administrator may elect to pay share appreciation rights in cash, in shares or in a combination of cash and shares.

Performance Shares and Performance Share Units. The plan administrator may grant awards of performance shares denominated in a number of shares and/or awards of performance share units denominated in unit equivalents of shares and/or units of value, including dollar value of shares. These awards may be linked to performance criteria measured over performance periods as determined by the plan administrator.

Share Payments. The plan administrator may grant share payments, including payments in the form of shares or options or other rights to purchase shares. Share payments may be based upon specific performance criteria determined by the plan administrator on the date such share payments are made or on any date thereafter.

Deferred Shares. The plan administrator may grant awards of deferred shares linked to performance criteria determined by the plan administrator. Shares underlying deferred share awards will not be issued until the deferred share awards have vested, pursuant to a vesting schedule or upon the satisfaction of any vesting conditions or performance criteria set by the plan administrator. Recipients of deferred share awards generally will have no rights as shareholders with respect to such deferred shares until the shares underlying the deferred share awards have been issued.

Restricted Share Units. The plan administrator may grant RSUs, subject to various vesting conditions. On the maturity date, we will transfer to the grantee one unrestricted, fully transferable share for each vested RSU scheduled to be paid out on such date. The plan administrator will specify the purchase price, if any, to be paid by the grantee for such shares. Generally, a grantee will have to be employed by us on the date of payment of vested RSUs to be eligible to receive the payment of shares issuable upon vesting of the RSUs.

Performance Bonus Awards. The plan administrator may grant a cash bonus payable upon the attainment of performance goals based on performance criteria and measured over a performance period determined appropriate by the plan administrator. Any such cash bonus paid to a “covered employee” within the meaning of Section 162(m) of the Code may be a performance-based award as described below.

Performance-Based Awards. The plan administrator may grant awards other than options and share appreciation rights to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be performance-based awards within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Grantees are only entitled to receive payment for performance-based awards for any given performance period to the extent that pre-established performance goals set by the plan administrator for the period are satisfied. The plan administrator will determine the type of performance-based awards to be granted, the performance period and the performance goals. Generally, a grantee will have to be employed by us on the date the performance-based award is paid to be eligible for a performance-based award for any period.

Adjustments. In the event of certain changes in our capitalization, the plan administrator has broad discretion to adjust awards, including without limitation, (i) the aggregate number and type of shares that may be issued under the 2006 Incentive Award Plan, (ii) the terms and conditions of any outstanding awards, and (iii) the grant or exercise price per share for any outstanding awards under such plan to account for such changes. The plan administrator also has the authority to cash out, terminate or provide for the assumption or substitution of outstanding awards in the event of a corporate transaction.

Change in Control. In the event of a change in control of our company in which outstanding awards are not assumed by the successor, such awards will generally become fully exercisable and all forfeiture restrictions on such awards will lapse. Upon, or in anticipation of, a change in control, the plan administrator may cause any awards outstanding to terminate at a specific time in the future and give each grantee the right to exercise such awards during such period of time as the plan administrator, in its sole discretion, determines.

Vesting of Full Value Awards. Full value awards (generally, any award other than an option or share appreciation right) will vest over a period of at least three years (or, in the case of vesting based upon attainment of certain performance goals, over a period of at least one year). However, full value awards that result in the issuance of an aggregate of up to 5% to the total issuable shares under the 2016 Incentive Award Plan may be granted without any minimum vesting periods. In addition, full value awards may vest on an accelerated basis in the event of a grantee’s death, disability, or retirement, or in the event of our change in control or other special circumstances.

Non-transferability. Awards granted under the 2016 Incentive Award Plan are generally not transferable.

Withholding. We have the right to withhold, deduct or require a grantee to remit to us an amount sufficient to satisfy federal, state, local or foreign taxes (including the grantee’s employment tax obligations) required by law to be withheld with respect to any tax concerning the grantee as a result of the 2016 Incentive Award Plan.

Termination or Amendment. An award of performance shares, performance share units, deferred shares, share payments and RSUs shall only vest or be exercisable or payable while the grantee is an employee, consultant or a member of the Board, as applicable; provided, however , that the Committee in its sole and absolute discretion may provide that an award of performance shares, performance share units, share payments, deferred shares or RSUs may vest or be exercised or paid subsequent to a termination of employment or service, as applicable, or following a change in control of the Company, or because of the grantee’s retirement, death or disability, or otherwise; provided, however , that, to the extent required to preserve tax deductibility under Section 162(m) of the Code, any such provision with respect to performance shares or performance share units that are intended to constitute qualified performance-based compensation shall be subject to the requirements of Section 162(m) of the Code that apply to qualified performance-based compensation.

Outstanding Awards. As at June 30, 2025, RSUs to purchase an aggregate of 3,093,944 ordinary shares were outstanding, out of which RSUs to purchase 1,042,579 ordinary shares were held by all our directors and executive officers as a group. The weighted average grant date fair value of RSUs granted during fiscal 2025, 2024 and 2023 was $52.24, $80.50 and $83.70 per ADS/share, respectively. There is no purchase price for the RSUs.

Other Employee Benefits

We also maintain other employee benefit plans in the form of certain statutory and incentive plans covering substantially all of our employees. In fiscal 2025, the total amount accrued by us to provide for pension, retirement or similar benefits was $22.7 million.

Provident Fund

In accordance with Indian, Philippines and Sri Lankan laws, all of our employees in these countries are entitled to receive benefits under the respective government provident fund, a defined contribution plan to which both we and the employee contribute monthly at a pre-determined rate (for India and Sri Lanka, currently 12% of the employee’s base salary and for the Philippines, 100 Philippine peso per month for every employee). These contributions are made to the respective government provident fund and we have no further obligation under this fund apart from our monthly contributions. We contributed an aggregate of $15.1 million, $13.6 million and $12.7 million in each of fiscal 2025, 2024 and 2023, respectively, to the government provident fund.

US Savings Plan

Eligible employees in the US participate in a savings plan (the “US Savings Plan”), pursuant to Section 401(k) of the Code. The US Savings Plan allows our employees to defer a portion of their annual earnings on a pre-tax basis through voluntary contributions there under. The US Savings Plan provides that we can make optional contributions up to the maximum allowable limit under the Code. We contributed an aggregate of $2.5 million, $2.7 million and $2.3 million in each of fiscal 2025, 2024 and 2023, respectively, to the US Savings Plan.

UK Pension Scheme

Eligible employees in the UK contribute to a defined contribution pension scheme operated in the UK. The assets of the scheme are held separately from ours in an independently administered fund. The pension expense represents contributions payable to the fund by us. We contributed an aggregate of $1.7 million, $1.8 million and $1.2 million in each of fiscal 2025, 2024 and 2023, respectively, to the UK pension scheme.

Gratuity

In accordance with Indian, the Philippines, Sri Lankan and Dubai laws, we provide for gratuity liability pursuant to a defined benefit retirement plan covering all our employees in India, the Philippines, Sri Lanka and Dubai. Our gratuity plan provides for a lump sum payment to eligible employees on retirement, death, incapacitation or on termination of employment (provided such employee has worked for at least five years with our company) which is computed on the basis of employee’s salary and length of service with us (subject to a maximum of approximately $23,980 per employee in India). In India, we provide the gratuity benefit through determined contributions pursuant to a non-participating annuity contract administered and managed by the Life Insurance Corporation of India (“LIC”) and Aviva Life Insurance Company Private Limited (“ALICPL”). Under this plan, the obligation to pay gratuity remains with us although LIC and ALICPL administer the plan. We contributed an aggregate of $2.4 million, $2.0 million and $2.6 million in fiscal 2025, 2024 and 2023, respectively, to LIC and ALICPL.

Our Sri Lankan subsidiary, Philippines subsidiary, Dubai branch and three Indian subsidiaries have unfunded gratuity obligations.

Compensated Absence

Our liability for compensated absences, is determined on the basis of an actuarial valuation using the projected unit credit method and is charged to income in the year in which they accrue.

ITEM 12. Security Ownership of Certain Beneficial Owners and Management and

Related Stockholder Matters Equity Compensation Plan Information

The following table provides information as at June 30, 2025, with respect to the shares of our common share that may be issued under our existing equity compensation plans. For a description of our equity compensation plans, see Note 22—Share-based payments to our consolidated financial statements under Part II, Item 8, “Financial Statements and Supplementary Data.”

Plan Category	Number of Securities to be Issued Upon Exercise/Vesting of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column 1)
Equity compensation plans approved by security holders	3,134,017	$60.31	582,295
Equity compensation plans not approved by security holders	—	$—	—
Total	3,134,017	$60.31	582,295

*	This includes outstanding restricted stock units, which is vested unexercised plus unvested June 30, 2025.

Major Shareholders

The following table sets forth information regarding beneficial ownership of our ordinary shares as at June 30, 2025 held by

•	each person who is known to us to have a 5% or more of our total issued and outstanding ordinary shares;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group

Beneficial ownership is determined in accordance with the rules of the Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power or receives the economic benefit of ownership of such securities. Ordinary shares subject to options currently exercisable or exercisable within 60 days are deemed outstanding for the purposes of computing the percentage ownership of the person holding the options but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

	Number of Shares Beneficially Owned	Percentage Beneficially Owned (1)
Name of Beneficial Owner
Known 5% Beneficial Owners
FMR LLC (2)	5,037,529	11.74%
Nalanda India Fund Limited (3)	2,983,129	6.95%
Black Rock Inc., (4)	2,529,272	5.90%
Directors and Executive officers
Timothy L. Main (5)	42,566	0.10%
Françoise Gri	29,669	0.07%
Keith Haviland	23,464	0.05%
Jason Liberty	15,498	0.04%
Mario Vitale	20,004	0.05%
Lan Tu (6)	11,349	0.03%
Diane de Saint Victor (7)	9,824	0.02%
Judy Marlinski	6,389	0.01%
Keshav R. Murugesh	362,035	0.84%
Sylvie Ouziel	—	—
Arijit Sen	31,590	0.07%
Swaminathan Rajamani	22,087	0.05%
Anil Chintapalli	22,048	0.05%
All Directors and Executive Officers as a group (13 persons)	567,679	1.32%

(1)	Based on an aggregate of 42,893,906 ordinary shares outstanding as at June 30, 2025.

(2)

Information is based on Amendment No. 25 to a report on Schedule 13G jointly filed with the Commission on June 5, 2025 by FMR LLC and Abigail P. Johnson, reporting beneficial ownership of 5,036,588 shares as at December 31, 2024. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. According to Amendment No. 22, members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the US Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(3)	Information is based on a Form 13F for the quarter ended March 31, 2025 filed with the Commission on May 9, 2025 by Nalanda India Fund Limited.

(4)	Information is based on a report on Schedule 13G filed with the Commission on February 5, 2025 by BlackRock, Inc., reporting beneficial ownership of 2,529,272 shares as at March 31, 2025.

(5)	Of the 42,566 ordinary shares held by Timothy L Main, 25,000 ordinary shares were purchased by him from open market.

(6)	Of the 11,349 ordinary shares held by Lan Tu, 1,500 ordinary shares were purchased by her from open market.

(7)	Of the 9,824 ordinary shares held by Diane de Saint Victor, 2,000 ordinary shares were purchased by her from the open market.

As at June 30, 2025, there were no options held by our directors and executive officers. The following table sets forth information concerning RSUs held by our directors and executive officers as at June 30, 2025:

Name	RSU Summary
	Number of shares underlying unexercised RSUs held that have vested but unexercised	Number of shares underlying unexercised RSUs held that RSUs To be vested in next 60 days from June 30, 2025 (With vesting dates)	Vesting Dates	Number of shares underlying unexercised RSUs held that have not vested

Directors
Timothy Main	0	5,366	16-Jul-25	0
Francoise Gri	0	3,354	16-Jul-25	0
Keith Haviland	0	3,354	16-Jul-25	0
Mario Vitale	0	3,354	16-Jul-25	0
Jason Liberty	0	3,354	16-Jul-25	0
Thi Nhuoc Lan Tu	0	3,354	16-Jul-25	0
Diane de Saint Victor	0	3,354	16-Jul-25	0
Judy Marlinski	0	3,354	16-Jul-25	0
Sylvie Ouziel	0			3,138
Executive Officers
Keshav Murugesh	351,574	3,013	25-Jul-25	402,249
		7,448	23-Jul-25
Arijit Sen	30,056	603	25-Jul-25	63,133
		294	23-Jul-25
		637	2-Jul-25
R Swaminathan	19,874	513	25-Jul-25	89,880
		850	23-Jul-25
		850	2-Jul-25
Anil Chintapalli	0	373	2-Jul-25	39,250

Share Ownership Guidelines

In July 2014, our Board of Directors adopted a share ownership policy outlining the share ownership guidelines for our directors, executive officers, and few key employees’ basis their Role. We believe that this policy aligns the interests of our directors, executive officers, and employees with the long-term interests of our shareholders and promotes our commitment to sound corporate governance practices.

Under our amended policy, each of our non-executive directors must hold at least the amount of vested shares of our company by the fifth anniversary of such director’s initial election to the Board as shown in the table below:

Position	Share Ownership Guidelines
For Non-Executive Directors (except Chairman of the Board)	3.0 x value of annual share grant in $
For the Chairman of the Board	4.0 x value of annual share grant in $

In the event a non-executive director holds at least the required valued of our ordinary shares during the required time period, but the value of the director’s shares decreases below the shareholding requirement due to a decline in the price of our ordinary shares, the director shall be deemed to have complied with this policy so long as the director does not sell any shares.

Our amended policy provides that our executive officers are required to hold a multiple of their annual base salary in shares of our company as shown in the table below.

Position	Share Ownership Guidelines
Group Chief Executive Officer	4.0 x annual base salary
Group Chief Financial Officer	2.0 x annual base salary
Chief People Officer	2.0 x annual base salary
EVP and Head of Strategic Growth Initiatives	1.5 x annual base salary

Executive officers have five years to achieve the specified ownership level according to the following build-up schedule: achieving a share ownership level equivalent to 5%, 15%, 30%, 60% and 100% of their specified ownership level in the first, second, third, fourth and fifth year, respectively.

Shares owned by immediate family members and any trust for the benefit only of the executive officer/director or his or her family members are included in the determination of such executive officer/director’s share ownership level.

Certain Relationships and Related Transactions, and Director Independence Related Party Transactions

Our board of directors is responsible for reviewing and approving or ratifying all material transactions between us or our subsidiaries and our related persons. While we do not have a written related party transaction policy, our Code of Business Ethics and Conduct includes guidance addressing transactions that present a conflict between the interests of a director, officer or employee and our interests.

In fiscal 2025, we were not party to any transactions with related persons, as determined in accordance with the rules and regulations promulgated under the Exchange Act that were either material to us or the related person and exceed the threshold of $120.

Corporate Governance- Director Independence

In determining director independence, the board of directors considered the transactions and relationships set forth above under “Certain Relationships and Related Person Transactions—Related Party Transactions”.

Based on its review of all applicable relationships, our board of directors has determined that all of the non-executive directors on our board of directors meet the independence requirements of the New York Stock Market and federal securities laws.

Principal Accountant Fees and Services

Grant Thornton Bharat LLP served as our independent public accountant for fiscal 2025. The following table shows the fees we paid or accrued for audit and other services provided by Grant Thornton Bharat LLP and Grant Thornton member firms for fiscal 2025 and 2024.

	Fiscal
	2025	2024
Audit fees	$1,365,210	$829,077

Total	$1,365,210	$829,077

Notes:

Audit fees: This category consists of fees billed for the audit of financial statements, quarterly review of financial statements and other audit services, which are normally provided by the independent auditors in connection with statutory and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and include the group audit; statutory audits required by non-US jurisdictions; consents and attest services.

Audit Committee Pre-approval Process

Our Audit Committee reviews and pre-approves the scope and the cost of all audit and permissible non-audit services performed by our independent auditor. All of the services provided by Grant Thornton Bharat LLP and Grant Thornton member firms during the last fiscal year have been pre-approved by our Audit Committee.

Appendix A

Grant Thornton Bharat LLP (formerly Grant Thornton India LLP) 21st Floor, DLF Square Jacaranda Marg, DLF Phase II, Gurugram – 122 002 Haryana, India T +91 124 462 8000 F +91 124 462 8001

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders WNS (Holdings) Limited

We have audited the accompanying consolidated statement of financial position of WNS (Holdings) Limited and subsidiaries (the “Company”) as of March 31, 2025 and 2024, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended March 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material aspects, the financial position of the Company as of March 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2025 in conformity with accounting principles generally accepted in the United States of America and the requirements of the Company (Jersey) Law 1991.

Report on Other Legal and Regulatory Requirements under Companies (Jersey) Law 1991

Matters on which we are required to report by exception.

We have nothing to report in respect of the following matters in relation to which the Companies (Jersey) Law 1991 requires us to report to you, if in our opinion:

•	proper accounting records have not been kept by the Company; or

•	the Company’s consolidated financial statements are not in agreement with the accounting records; or

•	we have not received proper returns adequate for our audit from branches not visited by us; or

•	we have not obtained all the information and explanations, which to the best of our knowledge and belief, are necessary for the purposes of our audit.

For and on behalf of

Grant Thornton Bharat LLP

Abhishek Gupta
Partner

Gurugram, India
May 13, 2025